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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934

ELOQUENT, INC. (Name of Issuer)
Common Stock, par value $0.001 per share (Title of Class of Securities)
290140-10-2 (CUSIP Number)

P. Thomas Jenkins
Open Text Corporation
185 Columbia Street West
Waterloo, Ontario
Canada N2L 5Z5
Telephone (519) 888-7111
Facsimile: (519) 888-0677

With a copy to:

Bruce R. Deming, Esq.
Jack G. Martel, Esq.
Farella Braun + Martel LLP
235 Montgomery Street
San Francisco, CA 94104
Telephone: (415) 954-4400
Facsimile: (415) 954-4480
(Name, Address and Telephone Number of Person Authorized
to Receive Notices and Communications)
January 8, 2003 (Date of Event which Requires Filing of this Statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §§240.d13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.    ☐

        NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See §240.13d-7 for other parties to whom copies are to be sent.

CUSIP No. 290140-10-2	13D

(1)	Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons (entities only) Open Text Corporation

(2)	Check the Appropriate Box if a Member of a Group*		(a) ☐
(b) ☒

(3) SEC Use Only

(4)	Source of Funds* WC

(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

(6)	Citizenship or Place of Organization Ontario, Canada

NUMBER OF SHARES	(7)	Sole Voting Power None
BENEFICIALLY
OWNED BY EACH REPORTING	(8)	Shared Voting Power 6,750,786*
PERSON WITH
	(9)	Sole Dispositive Power None

	(10)	Shared Dispositive Power None

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 6,750,786*

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
☐

(13)	Percent of Class Represented by Amount in Row (11) 32.1%**

(14)	Type of Reporting Person* CO

*SEE INSTRUCTION BEFORE FILLING OUT!

        * Beneficial ownership of the common stock referred to herin is being reported hereunder solely because Open Text Corporation may be deemed to have beneficial ownership of such shares as a result of the Stockholder Agreements described in Items 4 and 5 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by Open Text Corporation that it is the beneficial owner of any of the Common Stock of Eloquent, Inc. referred to herein for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

        ** The calculation of the foregoing percentage is based on 19,355,563 shares of Eloquent, Inc. common stock outstanding as of December 31, 2002 as set forth in the Plan and Agreement of Merger among Open Text Corporation, 1220 Acquisition Corporation and Eloquent, Inc., dated as of January 8, 2003, and assumes the exercise of 1,702,500 options to purchase shares of Eloquent common stock exerciseable within sixty (60) days which are held by the stockholders who are signatories to the Stockholder Agreements.

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Item 1.    SECURITY AND ISSUER

        This statement on Schedule 13D is related to the common stock, par value $0.001 per share (the "Shares" or the "Issuer Common Stock"), of Eloquent, Inc. (the "Issuer"). The principal executive offices of the Issuer are located at 1730 E. El Camino Real, San Mateo, CA 94402.

Item 2.    IDENTITY AND BACKGROUND

        (a)-(c)    This Schedule 13D is filed by Open Text Corporation, an Ontario corporation ("Open Text"). The addresses of the principal business and principal offices of Open Text is 185 Columbia Street West, Waterloo, Ontario, Canada, N2L 5Z5. Open Text develops, markets, licenses and supports collaboration and knowledge management software for use on intranets, extranets and the Internet, enabling users to find electronically stored information, work together in creative and collaborative processes, perform group calendaring and scheduling functions, and distribute or make available to users across networks or the Internet the resulting work product and other information.

        To the best of Open Text's knowledge as of the date hereof, the name, business address, present principal occupation or employment and citizenship of each executive officer and director of Open Text, as the case may be, and the name, principal business and address of any corporation or other organization in which such employment is conducted is set forth in Schedule I hereto. The information contained in Schedule I is incorporated herein by reference.

        (d)-(e)    During the last five years, neither Open Text, nor, to its best knowledge, any of the executive officers or directors of Open Text, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

        (f)    Not applicable.

Item 3.    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

        The total amount of funds required by Open Text to purchase all of the Issuer Common Stock pursuant to the Merger Agreement (as defined below) and the Merger (as defined below) is estimated to be approximately $6,720,000, excluding related transaction fees and expenses and subject to downward adjustment pursuant to the terms of the Merger Agreement. Open Text will use its working capital or other internally generated funds to complete the Merger.

Item 4.    PURPOSE OF TRANSACTION

        On January 8, 2003, Open Text, 1220 Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Open Text ("Merger Sub") and the Issuer entered into an Agreement and Plan of Merger (the "Merger Agreement"). The purpose of the Merger Agreement is for Open Text to acquire all of the outstanding equity of the Issuer and to complete the Merger.

        The Merger Agreement provides that upon the effective time of the merger all Issuer Common Stock outstanding immediately prior to the merger will be cancelled in exchange for the right to receive a ratable portion of (i) $6,720,000, minus (ii) the amount of any net cash shortfall as determined in accordance with the Merger Agreement. Subject to approval by the Issuer's shareholders and the satisfaction of the terms and conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Issuer (the "Merger"), with the Issuer continuing as the surviving corporation as a wholly-owned subsidiary of Open Text. The Issuer will hold a special stockholders meeting in order to seek the stockholder approval necessary to effect the Merger. This summary is not a complete

3

description of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 1 hereto and which is specifically incorporated herein by reference.

        To induce Open Text to enter into the Merger Agreement, and in order to increase the likelihood that the approval of the Issuer's stockholders required in connection with the Merger will be obtained, Anthony P. Brenner, John R. Curson, David Glazer, Michael E. Herman, Michael E. Herman Revocable Trust, Herman Family Trading Issuer, L.P., Sarah Nolan, Onset Enterprise Associates II, L.P., Onset Enterprise Associates III, L.P., Onset Venture Services Corporation, Terry L. Opdendyk, Clifford Reid, and Vail Fishing Partners (collectively, the "Stockholders" and individually, a "Stockholder") entered into Stockholder Agreements, dated as of January 8, 2003 (the "Stockholder Agreements), with Open Text and Merger Sub. Pursuant to the Stockholder Agreements, each Stockholder has agreed to vote its shares of Issuer Common Stock in connection with any meeting or action by written consent of the Stockholder of the Issuer in favor of the Merger and against any action or agreement which would impede, interfere with or prevent the Merger, including certain competing transactions. Each Stockholder Agreement terminates immediately upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the effective time of the Merger.

        Pursuant to the Stockholder Agreements, each Stockholder has agreed that it will not (i) transfer (including by sale, gift, pledge or other disposition subject to certain exceptions), or consent to any transfer of, any or all of the shares of Issuer Common Stock beneficially owned by the Stockholders as of the date thereof or that the Stockholders may acquire after the date thereof and prior to the effective time of the Merger; (ii) enter into any voting agreement or understanding with respect to any transfer of any or all of the shares of the Issuer Common Stock beneficially owned by the Stockholder as of the date thereof or that a Stockholder may acquire after the date thereof and prior to the effective time of the Merger; or (iii) solicit a competing proposal or participate in any negotiations regarding a competing proposal, or authorize any agent or representative to do the same.

        Pursuant to the Stockholder Agreements, each of the Stockholders has irrevocably granted to, and appointed, Merger Sub and any nominee of Merger Sub, its proxy and attorney-in-fact (with full power of substitution), for and in the name, place, and stead of the Stockholder, to vote its shares of the Issuer Common Stock beneficially owned by such Stockholder as of the date of the Stockholder Agreement to which such Stockholder is a party or that such Stockholder may acquire after such date and prior to the effective time of the Merger, or grant a consent or approval in respect of such shares, in connection with any meeting of the stockholders of the Issuer (i) in favor of the Merger, and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including certain competing proposals.

        The foregoing summary is not a complete description of the Stockholder Agreements and is qualified in its entirety by reference to the Stockholder Agreements, which are filed as Exhibits 2-12 hereto and which are specifically incorporated herein by reference.

        Following the Merger, Open Text currently intends to operate the Issuer as a wholly-owned subsidiary of Open Text. Open Text has begun, and intends to continue, a review of the Issuer and its assets, corporate structure, capitalization, operations, geographic locations, management and personnel to determine what changes would be desirable in order best to organize and coordinate the activities of the Issuer with Open Text and its affiliates. Upon the effective time of the Merger, the directors of the surviving corporation shall be the existing directors of the Merger Sub. The officers of the surviving corporation shall be the existing officers of the Issuer, until their resignation or removal. Upon the effective time of the Merger, the bylaws of the surviving corporation shall be the bylaws of the Merger Sub. Open Text expressly reserves the right to make any changes that it deems necessary, appropriate or desirable in light of its review or in light of future developments.

        Following the Merger, the Issuer will no longer be publicly owned. Open Text intends to cause the Issuer to seek delisting of the Issuer Common Stock from NASDAQ and to cause the Issuer to apply

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for termination of registration of the Issuer Common Stock under the Securities Exchange Act of 1934, as amended following the completion of the Merger.

Item 5.    INTEREST IN SECURITIES OF THE ISSUER

        (a)-(b)    Pursuant to the Proxy contained in the Stockholder Agreements described in Item 4, Open Text possesses shared power to direct certain votes of 6,750,786 shares of Issuer Common Stock held by the Stockholders, and Open Text thus may be deemed to beneficially own such Issuer Common Stock, which constitutes approximately 32.1% of the issued and outstanding Issuer Common Stock as of December 31, 2002. Neither Open Text nor Merger Sub currently hold any outstanding Issuer Common Stock. Neither Open Text nor Merger Sub, nor, to the best of their knowledge, any executive officer or director of Open Text is the "beneficial owner" of any Issuer Common Stock, as such term is defined in Rule 13d-3 under the Exchange Act.

        (c)  Neither Open Text nor Merger Sub, nor, to the knowledge of Open Text or Merger Sub, any executive officer or director of Open Text or Merger Sub, as the case may be, has engaged in any transaction in any Issuer Common Stock during the sixty-day period immediately preceding the date hereof.

        (d)-(e)    Not applicable. Reference to, and descriptions of, the Merger Agreement and the Stockholder Agreements set forth above in this Item 5, are qualified in their entirety by reference to the copies of the Merger Agreement and the Stockholder Agreements included as Exhibit 1 and Exhibits 2 through 12, respectively, to this Schedule 13D, and are incorporated in this Item 5 in their entirety where such references and descriptions appear.

Item 6.    CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

        The information set forth, or incorporated by reference, in Items 3 through 5, are hereby incorporated by reference. Copies of the Merger Agreement and the Stockholder Agreements are included as Exhibit 1 and Exhibits 2 through 12, respectively, to this Schedule 13D. To the best of Open Text's and Merger Sub's knowledge, except as described in this Schedule 13D, there are at present no contracts, arrangements, understandings or relationships (legal or otherwise) among the persons names in Item 2 above and between any such persons and any person with respect to any securities of the Issuer.

Item 7.    MATERIAL TO BE FILED AS EXHIBITS

        The following are filed herewith as exhibits to this Schedule 13D:

  1.
  Agreement and Plan of Merger dated as of January 8, 2003 by and among Open Text Corporation, 1220 Acquisition Corporation and Eloquent, Inc.

  2.
  Stockholder Agreement dated as of January 8, 2003, by and among Open Text Corporation, 1220 Acquisition Corporation and Anthony P. Brenner.

  3.
  Stockholder Agreement dated as of January 8, 2003, by and among Open Text Corporation, 1220 Acquisition Corporation and John R. Curson.

  4.
  Stockholder Agreement dated as of January 8, 2003, by and among Open Text Corporation, 1220 Acquisition Corporation and David Glazer.

  5.
  Stockholder Agreement dated as of January 8, 2003, by and among Open Text Corporation, 1220 Acquisition Corporation and Michael E. Herman.

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  6.
  Stockholder Agreement dated as of January 8, 2003, by and among Open Text Corporation, 1220 Acquisition Corporation and Michael E. Herman Revocable Trust.

  7.
  Stockholder Agreement dated as of January 8, 2003, by and among Open Text Corporation, 1220 Acquisition Corporation and Herman Family Trading Issuer, L.P.

  8.
  Stockholder Agreement dated as of January 8, 2003, by and among Open Text Corporation, 1220 Acquisition Corporation and Sarah Nolan.

  9.
  Stockholder Agreement dated as of January 8, 2003, by and among Open Text Corporation, 1220 Acquisition Corporation and Onset Enterprise Associates II, L.P.

  10.
  Stockholder Agreement dated as of January 8, 2003, by and among Open Text Corporation, 1220 Acquisition Corporation and Onset Enterprise Associates III, L.P.

  11.
  Stockholder Agreement dated as of January 8, 2003, by and among Open Text Corporation, 1220 Acquisition Corporation and Onset Venture Services Corporation.

  12.
  Stockholder Agreement dated as of January 8, 2003, by and among Open Text Corporation, 1220 Acquisition Corporation and Terry L. Opdendyk.

  13.
  Stockholder Agreement dated as of January 8, 2003, by and among Open Text Corporation, 1220 Acquisition Corporation and Clifford Reid.

  14.
  Stockholder Agreement dated as of January 8, 2003, by and among Open Text Corporation, 1220 Acquisition Corporation and Vail Fishing Partners.

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Signature

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 21, 2003

Open Text Corporation

By:	/s/ P. Thomas Jenkins Name: P. Thomas Jenkins Title: Chief Executive Officer

        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact
constitute Federal criminal violations (See 18 U.S.C. 1001)

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APPENDIX I

Directors and Executive Officers of Open Text Corporation

Name, Employer and Address	Title, Present Principal Occupation or Employment	Citizenship
P. Thomas Jenkins Open Text Corporation 185 Columbia Street West Waterloo, Ontario Canada N2L 5Z5	Director and Chief Executive Officer of Open Text Corporation	Canada
John Shackleton Open Text Corporation 185 Columbia Street West Waterloo, Ontario Canada N2L 5Z5	Director and President of Open Text Corporation	United Kingdom
Richard C. Black RBC Capital Partners P. O. Box 50, Royal Bank Plaza 4th Floor, North Tower 200 Bay Street Toronto, Ontario Canada M5J 2W7	Director of Open Text Corporation and Managing Partner of RBC Capital Partners	Canada
Randy Fowlie Inscriber Technology Corporation 26 Peppler Street Waterloo, Ontario Canada N2J 3C4	Director of Open Text Corporation and Chief Operating Officer and Chief Financial Officer, Inscriber Technology Corporation (a computer software company)	Canada
Peter Hoult Peter Hoult Management Consultants 420 Stone Currie Drive Hillsborough, NC 27278-9002	Director of Open Text Corporation and Strategic Business Consultant of Peter Hoult Management Consultants	United Kingdom and Canada
Brian Jackman Open Text Corporation 185 Columbia Street West Waterloo, Ontario Canada N2L 5Z5	Director of Open Text Corporation	United States
David Johnston University of Waterloo 200 University Ave. West Waterloo, Ontario Canada N2L 3G1	Director of Open Text Corporation and President of the University of Waterloo	Canada
Ken Olisa Interregnum Plc 22-23 Old Burlington Street London, United Kingdom W1S 2JJ	Director of Open Text Corporation and Chairman and Chief Executive Officer, Interregnum Plc (an Information Technology venture marketing company)	United Kingdom

Stephen J. Sadler Enghouse Systems Limited 80 Tiverton Court, Suite 800 Markham, Ontario Canada L3R OG4	Director of Open Text Corporation and Chairman and Chief Executive Officer, Enghouse Systems Limited (a software engineering company)	United Kingdom
Michael Slaunwhite Halogen Software Inc. 17 Auriga Drive Ottawa, Ontario Canada K2E 7T9	Director of Open Text Corporation and Chairman and Chief Executive Officer, Halogen Software Inc. (a services and software company)	Canada
Alan Hoverd Open Text Corporation 185 Columbia Street West Waterloo, Ontario Canada N2L 5Z5	Chief Financial Officer of Open Text Corporation	Canada
Sheldon Polansky Open Text Corporation 185 Columbia Street West Waterloo, Ontario Canada N2L 5Z5	Vice President, General Counsel and Secretary of Open Text Corporation	Canada
Michael Farrell Open Text Corporation 185 Columbia Street West Waterloo, Ontario Canada N2L 5Z5	Executive Vice President, Worldwide Sales and Marketing of Open Text Corporation	Canada
Anik Ganguly Open Text Corporation 185 Columbia Street West Waterloo, Ontario Canada N2L 5Z5	Executive Vice President, Product Management of Open Text Corporation	India
Kirk Roberts Open Text Corporation 185 Columbia Street West Waterloo, Ontario Canada N2L 5Z5	Executive Vice President of Services of Open Text Corporation	Canada

AGREEMENT AND PLAN OF MERGER

AMONG

OPEN TEXT CORPORATION,

1220 ACQUISITION CORPORATION

AND

ELOQUENT, INC.

DATED AS OF JANUARY 8, 2003

i

ii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of January 8, 2003 (this "Agreement"), among Open Text Corporation, a corporation formed under the laws of Ontario ("Parent"), 1220 Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquiror"), and Eloquent, Inc., a Delaware corporation (the "Company") (Acquiror and the Company being hereinafter collectively referred to as the "Constituent Corporations").

W I T N E S S E T H:

        WHEREAS, the respective Boards of Directors of Parent, Acquiror and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including the merger of Acquiror into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein; and the stockholders of Acquiror have approved this Agreement and the Merger and the Board of Directors of the Company has directed that this Agreement and the Merger be submitted to the stockholders of the Company for adoption; and

        WHEREAS, in order to induce Parent and Acquiror to enter into this Agreement and contingent upon the prior approval of the Company's Board of Directors, Acquiror and the directors and officers of the Company and their affiliates that are stockholders of the Company are each entering into a Stockholder Agreement in the form attached as Exhibit A (each, a "Stockholder Agreement") concurrently with the execution of this Agreement.

        NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

I.
THE MERGER

        Section 1.1    The Merger.    Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), Acquiror shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Acquiror shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Acquiror in accordance with the DGCL.

        Section 1.2    Effective Time.    The Merger shall become effective when a Certificate of Merger (which shall be in form and substance reasonably satisfactory to the parties hereto) (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is accepted for recording or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing.

        Section 1.3    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement and in Sections 259 through 261 of the DGCL.

        Section 1.4    Charter and Bylaws; Directors and Officers.

        (a)  At the Effective Time, the Certificate of Incorporation of the Company (the "Company Charter") shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The Bylaws of Acquiror in effect at the Effective Time will be adopted by, and will be the Bylaws of, the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

        (b)  The directors of Acquiror at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        Section 1.5    Conversion of Securities; Cash Consideration; Escrow Holdback.    As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquiror, the Company or the holders of any securities of the Constituent Corporations:

        (a)  Each issued and outstanding share of common stock, par value $.0001 per share, of Acquiror shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $.001 per share, of the Surviving Corporation.

        (b)  All shares of Common Stock of the Company, par value $.001 per share, ("Company Common Stock," such shares being hereinafter referred to as the "Shares") that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company and any Shares owned by Acquiror or by any wholly-owned Subsidiary of Acquiror shall be cancelled and no consideration shall be delivered in exchange therefor.

        (c)  Subject to Sections 1.5(b), (d) and (e), each Share issued and outstanding immediately prior to the Effective Time (other than any described in paragraphs (a) and (b) above) shall be automatically converted into the right to receive a ratable portion of (1) Six Million Seven Hundred Twenty Thousand Dollars ($6,720,000), minus (2) the Net Cash Shortfall, which shall be determined in accordance with Section 1.10 (collectively, the "Cash Consideration"). At the Effective Time all such Shares shall no longer be outstanding, shall automatically be canceled and retired and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Cash Consideration.

        (d)  Notwithstanding anything in this Agreement to the contrary, if required by the DGCL or the General Corporation Law of the State of California (the "CGCL") (but in each case only to the extent required thereby) Shares that are issued and outstanding immediately prior to the Effective Time and that are held of record by a holder who properly exercises appraisal or dissenter's rights thereto in accordance with Section 262 of the DGCL or Chapter 13 of the CGCL (a "Dissenting Stockholder") shall not be converted as described in Section 1.5(c), but shall be converted into the right to receive payment of the appraised value of such Shares in accordance with the provisions of such Section 262 or such Chapter 13, as applicable, until such holder fails to perfect or effectively withdraws or loses such holder's right to appraisal or dissent and payment under the DGCL or the CGCL. Shares held of record by a Dissenting Stockholder are referred to in this Agreement as "Dissenting Shares." If, after the Effective Time, any Dissenting Stockholder fails to perfect or effectively withdraws or loses such right, the Dissenting Stockholder's Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Cash Consideration, without any interest thereon. The Company shall give Acquiror (i) prompt notice of any demands received by the Company for appraisal of Shares and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

        (e)  At the Closing, pursuant to Section 8.3, Acquiror shall withhold One Million Dollars ($1,000,000.00) (together with all interest accrued thereon, the "Indemnity Escrow Amount") from the Cash Consideration payable by Acquiror to the Company Stockholders. The Indemnity Escrow Amount shall be deposited in escrow and held in accordance with the Escrow Agreement among Acquiror, the Stockholder Agent and an escrow agent to be mutually agreed upon by the Company and Acquiror (the "Escrow Agent") in the form attached hereto as Exhibit B (the "Escrow Agreement") until the later of the first anniversary of the Effective Time or six months after such time as a final judgment is entered in the IPO Litigation and such judgment becomes final and nonappealable, such time to be determined in accordance with the procedures set forth in the Escrow Agreement (the "Escrow Period").

        Section 1.6    Exchange of Certificates.

        (a)    Paying Agent.    Prior to the Effective Time, Acquiror shall designate a bank or trust company (or such other person or persons as shall be reasonably acceptable to Acquiror and the Company) to act as paying agent in the Merger (the "Paying Agent"), and at the Effective Time, Parent or Acquiror shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in the amount necessary for the payment of the Cash Consideration (less the Indemnity Escrow Amount) upon surrender of certificates representing Shares as part of the Merger pursuant to Section 1.5. Any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be paid over to Acquiror.

        (b)    Exchange Procedure.    As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Cash Consideration (less the Indemnity Escrow Amount). Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Consideration (less the Indemnity Escrow Amount), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.6, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Cash Consideration (less the Indemnity Escrow Amount). No interest will be paid or will accrue on any amount payable upon the surrender of any Certificate. Acquiror or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Acquiror or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or under any provisions of state, local or foreign tax law. To the extent that amounts are properly withheld by Acquiror or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made by Acquiror or the Paying Agent.

        (c)    No Further Ownership Rights in Shares.    All consideration paid upon the surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article I, except as provided in Section 1.6(e).

        (d)    Termination of Payment Fund.    Any portion of the funds made available to the Paying Agent to pay the Cash Consideration (other than the Indemnity Escrow Amount) that remains undistributed to the holders of Shares six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article I and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to the Surviving Corporation for payment of the Cash Consideration (less the Indemnity Escrow Amount) to which they are entitled and to the Escrow Agent for payment of any portion of the Indemnity Escrow Amount and associated interest to which they are entitled.

        (e)    No Liability.    Neither Acquiror, the Company nor the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article I would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

        (f)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror or the Paying Agent, the posting by such person of a bond, in such reasonable amount as Acquiror or the Paying Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the amount of cash to which the holders thereof are entitled pursuant to Section 1.5.

        Section 1.7    Additional Escrow and Indemnity Provisions.

        (a)    Stockholder Agent Appointment and Approval.    By their approval of the Merger, each of the Company Stockholders will be conclusively deemed to have consented to and approved, as applicable: (i) the Escrow Agreement as to any funds to which such Company Stockholder may be entitled thereunder; and (ii) the irrevocable appointment of White & Lee LLP, as the representative of the Company Stockholders (the "Stockholder Agent"), and as the attorney-in-fact and agent for and on behalf of each Company Stockholder with full power of substitution, to act in the name, place and stead of the Company Stockholders with respect to any and all actions or decisions necessary, desirable or appropriate to be taken in connection with or as provided in this Agreement and the Escrow Agreement, with respect to the disposition, settlement or other handling of (a) indemnity claims under Article VIII and (b) all claims, rights or obligations governed or arising under the Escrow Agreement so long as all Company Stockholders are treated in a consistent manner in accordance with their interests and/or consent in writing to different treatment. Each Company Stockholder will be bound by all actions taken by the Stockholder Agent as to any funds to which such Company Stockholder may be entitled from the Indemnity Escrow Amount in connection with indemnity claims under Article VIII and the Escrow Agreement. If the Stockholder Agent shall resign or become unable to fulfill its responsibility as Stockholder Agent, then it or its successor in interest (as applicable) shall promptly appoint a successor, who shall, upon such appointment, become the Stockholder Agent.

        (b)    Reliance and Indemnification.    Acquiror will be entitled to deal exclusively with the Stockholder Agent on all matters with respect to the disposition, settlement or other handling of (i) indemnity claims under Article VIII and (ii) the distribution of funds under the Escrow Agreement and will be entitled to rely on any action or decision of Stockholder Agent in connection therewith.

The Indemnity Escrow Amount shall be available to indemnify and hold harmless the Acquiror, Surviving Corporation and any of their respective Affiliates from and against any and all Damages (as defined in Section 8.2) incurred in connection with, arising out of, resulting from or incident to any action or inaction of the Stockholder Agent, subject to first fulfilling any claims for Damages pursuant to Article VIII. Furthermore, if said action or inaction constituted gross negligence, recklessness, intentional misconduct, fraud or knowing violation of law, as determined by a nonappealable court order, judgment, decree or decision, the Stockholder Agent will indemnify and hold harmless the Acquiror, Surviving Corporation and any of their respective Affiliates from such Damages, provided that the Indemnity Escrow Amount is first exhausted and provided further that such indemnity will only be to the extent not otherwise paid or payable from the Indemnity Escrow Amount.

        (c)    Limitations on Authority.    The Stockholder Agent does not have and will not have any authority to enter into any agreement or agreements relating to claims under Article VIII or the Escrow Agreement that would obligate the Company Stockholders to pay any amount other than from the Indemnity Escrow Amount, or an aggregate amount, together with amounts paid in settlement of all other such claims, in excess of the Indemnity Escrow Amount. Any ultra vires act of the Stockholder Agent shall be null and void.

        (d)    Limitation on Liability.    Unless gross negligence, recklessness, intentional misconduct, fraud or a knowing violation of law shall be determined by a nonappealable court order, judgment, decree or decision, the Stockholder Agent shall not be liable or obligated to the Company Stockholders or any of the parties to this Agreement for any mistake of fact or judgment or for the doing of any act or the failure to do any act in discharge of its duties hereunder. Subject to first fulfilling any claims for Damages pursuant to Article VIII or Section 1.7(b), the Indemnity Escrow Amount shall be available to indemnify and hold harmless the Stockholder Agent for any Damages (as defined in Section 8.2) incurred in connection with, arising out of, resulting from or incident to the discharge of its duties hereunder unless such Damages arise out of, result from or are incident to actions involving its gross negligence, recklessness, intentional misconduct, fraud or knowing violation of law, as determined by a nonappealable court order, judgment, decree or decision.

        Section 1.8    Further Assurances.    If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

        Section 1.9    Closing.    The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Farella Braun + Martel, 235 Montgomery St., San Francisco, California 94104, at 10:00 a.m., local time, no later than the fifth business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) or at such other time and place as Acquiror and the Company shall agree.

        Section 1.10    Determination of Net Cash and Net Cash Shortfall.

        (a)  Not later than 5:00 p.m. (California time) on the fifth (5th) business day prior to the Closing, the Company shall furnish to Acquiror an itemized calculation of Net Cash, Net Cash at Closing and the Net Cash Shortfall, if any. Such calculation shall be prepared on a reasonable basis in accordance with information then available to the Company, in accordance with the Company's standard accounting and bookkeeping practices and in accordance with this Agreement. To assist Acquiror in its evaluation of the Company's calculation, the Company shall make available to Acquiror all books and records utilized by the Company in preparing said calculation. In the event Acquiror disputes said calculation, not later than four (4) business days after delivery of said calculation, Acquiror shall deliver a written notice to the Company notifying the Company of such objection, setting forth the basis for the objection in reasonable detail and the amount being disputed. If no such notice is delivered, Acquiror shall be deemed to have accepted the Company's calculation of Net Cash, Net Cash at Closing and Net Cash Shortfall, if any. In the event of a dispute, the parties will use reasonable best efforts to resolve such dispute and to effect the Closing as soon as practicable thereafter, but if any such dispute cannot be resolved by the parties within one (1) week following the Company's receipt of Acquiror's notice of dispute, the dispute will be resolved in accordance with Section 1.10(b).

        (b)  If the parties have not been able to reach agreement on the calculation of Net Cash, Net Cash at Closing and the Net Cash Shortfall, if any, within one (1) week following the Company's receipt of Acquiror's notice of dispute, the dispute shall be resolved by arbitration. No later than 5:00 p.m. (California time) on the last day of such one (1) week period, the parties shall agree on a single arbitrator to resolve the dispute. If the parties cannot agree on a single arbitrator to resolve the dispute, then the parties will immediately request JAMS to provide a list of three (3) potential arbitrators (who shall be retired judges from the Northern California panel of JAMS). Within one (1) business day after being provided with the JAMS list of arbitrators, the Company will strike one arbitrator from such list and Acquiror shall strike one of the other arbitrators from such list, and the arbitrator remaining shall serve in connection with the dispute. Within one (1) business day after being selected, the Company and Acquiror shall provide the arbitrator with all written information they determine is needed to support their claims regarding the calculation of Net Cash, Net Cash at Closing and Net Cash Shortfall. Within five (5) business days after being selected, the arbitrator shall render a written decision as to the calculation of Net Cash, Net Cash at Closing and Net Cash Shortfall, which decision shall be final and binding on the parties hereto, without right of appeal, and may be enforced in any court with jurisdiction. The parties shall each pay their own costs relating to preparing and presenting their respective positions to the arbitrator. The Company and Acquiror shall each pay fifty percent (50%) of the entire cost of the arbitration, including the fee of the arbitrator.

II.
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

        Parent and Acquiror jointly and severally represent and warrant to the Company as follows:

        Section 2.1    Organization, Standing and Power.    Each of Parent and Acquiror is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted.

        Section 2.2    Authority.    On or prior to the date of this Agreement (i) the Board of Directors of Acquiror has declared the Merger advisable and has approved this Agreement, the Stockholder Agreements, the Escrow Agreement, the IPO Litigation Undertaking and the Employment, Non-Compete and Non-Solicitation Agreements (each as defined herein) (collectively the "Transaction Agreements") and the transactions contemplated thereby in accordance with applicable law and (ii) the Board of Directors of Parent has declared the Merger advisable and has approved the Transaction Agreements and the transactions contemplated thereby in accordance with applicable law. Each of Parent and Acquiror has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Agreements by Parent and Acquiror (to the extent they are parties thereto), and the consummation by Parent and Acquiror of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent and Acquiror. The Transaction Agreements have been duly executed and delivered by Parent and Acquiror (to the extent they are parties thereto), and such agreements constitute the valid and binding obligations of Parent and Acquiror enforceable against them in accordance with their respective terms.

        Section 2.3    Consents and Approvals; No Violation.    The execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated thereby and compliance with the provisions thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Acquiror or Parent under, any provision of (i) the Certificate of Incorporation or the Bylaws of Acquiror or the comparable charter documents of Parent, each as amended to date, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Acquiror or Parent or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Parent or any of their properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect (as hereinafter defined) on Acquiror or Parent, materially impair the ability of Acquiror or Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated by the Transaction Agreements. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state) or foreign court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Acquiror or Parent in connection with the execution and delivery of the Transaction Agreements by Acquiror or Parent or is necessary for the consummation of the Merger and the other transactions contemplated by the Transaction Agreements, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (ii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror.

        Section 2.4    Proxy Statement.    None of the information to be supplied by Acquiror for inclusion or incorporation by reference in the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Stockholder Meeting (as defined in Section 5.1) will, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements in such information, in light of the circumstances under which they are made, not misleading.

        Section 2.5    Brokers.    No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Acquiror, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by the Company to Parent dated as of the date of this Agreement (the "Company Letter"), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of the Company in the section of this Agreement corresponding by number to such disclosure and such other representations and warranties herein to the extent such disclosure shall appear to be reasonably applicable to such other representations and warranties, as follows:

        Section 3.1    Organization, Standing and Power.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business, and are in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        Section 3.2    Capital Structure.

        (a)  As of the date hereof, the authorized capital stock of the Company consists of 40,000,000 Shares and 10,000,000 shares of preferred stock, par value $.001 per share ("Company Preferred Stock").

        (b)  At the close of business on December 31, 2002,

            (i)  19,355,563 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights;

          (ii)  no Shares were held in the treasury of the Company;

          (iii)  no Shares were held by Subsidiaries of the Company; and

          (iv)  no shares of Company Preferred Stock were issued and outstanding or held in the treasury of the Company.

        (c)  Section 3.2 of the Company Letter contains a correct and complete list as of December 31, 2002 of each outstanding option to purchase Shares (the "Company Stock Options") then outstanding and unexercised under the Company's 1999 Employee Stock Purchase Plan, the Equity Incentive Plan, the 1997 Equity Incentive Plan, the 1999 Equity Incentive Plan and the 2000 Non-Qualified Stock Plan (collectively, the "Company Stock Option Plans") and those assumed by the Company pursuant to the acquisition of Rebop Media, Inc. by the Company, including the holder, date of grant, exercise price and number of Shares subject thereto, the Company Stock Option Plan under which such option was granted and whether the option is vested or exercisable.

        (d)  Except for the Company Stock Options, there are no options, warrants, calls, rights or agreements to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right or agreement, and there are no outstanding contractual rights to which the Company is a party, the value of which is based on the value of the Company Common Stock. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares.

        (e)  The only Subsidiary of the Company is Rebop Media, Inc., a California corporation. Each outstanding share of capital stock of such Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and each such share is owned by the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

        (f)    The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

        Section 3.3    Authority.    On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, approved the Transaction Agreements in accordance with applicable law, resolved to recommend the adoption of this Agreement by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for adoption. The Company has all requisite corporate power and authority to enter into this Agreement and the Employment, Non-Compete and Non-Solicitation Agreements and, subject to approval by the stockholders of the Company of this Agreement, to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Employment, Non-Compete and Non-Solicitation Agreements by the Company and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action (including Board action) on the part of the Company, subject to (x) approval and adoption of this Agreement by the stockholders of the Company and (y) the filing of the Certificate of Merger as required by the DGCL. This Agreement and the Employment, Non-Compete and Non-Solicitation Agreements have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms. The filing of the Proxy Statement with the Securities and Exchange Commission (the "SEC") has been duly authorized by the Company's Board of Directors.

        Section 3.4    Consents and Approvals; No Violation.    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof, assuming Company Stockholder approval of the transaction is obtained in compliance with applicable law, will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Amended and Restated Bylaws of the Company, (ii) any provision of the comparable charter or organizational documents of any of the Company's Subsidiaries, (iii) any contract, agreement, loan or credit agreement, note, bond, mortgage, indenture, lease, instrument, permit, concession, franchise or license applicable to the Company or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) or (iv), any such violations, defaults, rights, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder (the "Securities Act"), and the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder (the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements of the Nasdaq SmallCap Market and (v) such other consents, orders, authorizations, registrations, declarations, approvals and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        Section 3.5    SEC Documents and Other Reports.    The Company has timely filed with the SEC all documents (including proxy statements) required to be filed with the SEC since February 16, 2000 (collectively, the "Company SEC Documents"). The Company has furnished to Acquiror a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but that are required to be filed, to agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant the Securities Act or the Exchange Act. No Subsidiaries of the Company are required to file any documents with the SEC. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as required by U.S. generally accepted accounting principles, the Company, since February 16, 2000, has not made any change in the accounting practices or policies applied in the preparation of its financial statements.

        Section 3.6    Proxy Statement.    None of the information to be supplied by the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

        Section 3.7    Absence of Certain Changes or Events.    Since September 30, 2002, (A) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company other than this Agreement and the transactions contemplated hereby, (B) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company, (C) there has been no change in the rights, preferences and privileges of the capital stock of the Company and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock, (D) there has not been (v) any adoption of a new Company Plan (as hereinafter defined), (w) any amendment to a Company Plan materially increasing benefits thereunder, (x) any granting by the Company to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation not approved in writing by Acquiror, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents, (y) any granting by the Company or any of its Subsidiaries to any such executive officer or other key employee of any increase in severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents or except as approved by Acquiror in writing or (z) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer or other key employee except as approved by Acquiror in writing, (E) there has not been any material change in the amount or terms of the indebtedness of the Company and its Subsidiaries from that described in the Company Quarterly Report for the quarter ended September 30, 2002 and (F) there has been no event causing a Material Adverse Effect on the Company, nor any development that would, individually or in the aggregate, result in a Material Adverse Effect on the Company.

        Section 3.8    Permits and Compliance.    Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened. Neither the Company nor any of its Subsidiaries is in violation of (A) its charter, Bylaws or other organizational documents, (B) any applicable law, ordinance, administrative, or governmental rule or regulation of any Governmental Entity, including any consumer protection, equal opportunity, customs, export control, foreign trade, foreign corrupt practices (including the Foreign Corrupt Practices Act), health, or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. There are no contracts or agreements of the Company or its Subsidiaries having covenants not to compete that materially impair the ability of the Company or any of its Subsidiaries to conduct its businesses as currently conducted or could reasonably be expected to materially impair Acquiror's ability to conduct the Company's business after the Closing in the manner in which it had been conducted prior to the Closing. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

        Section 3.9    Tax Matters.    (i) The Company and each of its Subsidiaries have filed all federal, and all state, local, foreign and provincial Tax Returns (as hereinafter defined) required to have been filed, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (ii) all Taxes (as hereinafter defined) shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested; (iii) the Company and each of its Subsidiaries have complied with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes, except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes that remains in effect; (v) no federal, state, local or foreign audits or administrative proceedings, of which the Company has Knowledge, are pending with regard to any Taxes or proposed audit or proceeding from the Internal Revenue Service ("IRS") or any other taxing authority; (vi) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of Tax Returns filed by or with respect to the Company and each of its Subsidiaries are currently pending; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full; (viii) no withholding is required under Section 1445 of the Code in connection with the Merger; (ix) neither the Company nor any of its Subsidiaries has engaged in any transaction that would constitute a "tax shelter" within the meaning of

Section 6111 or 6662 of the Code and that has not been disclosed on an applicable Tax Return; (x) neither the Company nor any of its Subsidiaries has submitted a request for a ruling to the IRS or a state tax authority; (xi) neither the Company nor any of its Subsidiaries has at any time made, changed or rescinded any express or deemed election relating to Taxes that is not reflected in any Tax Return; (xii) neither the Company nor any of its Subsidiaries has at any time changed any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its Tax Returns; (xiii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations (within the meaning of Section 1504(a)) filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) for any taxable period other than a group of which the Company is the parent; (xiv) neither the Company nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provision of state, local or foreign tax law), including any liability for Taxes of any predecessor entity; and (xv) the unpaid Taxes of the Company and its Subsidiaries do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) set forth or included in the most recent balance sheet included in the Company SEC Documents except to the extent that the failure to adequately reflect such revenue, individually or in the aggregate, would not have a Material Adverse Effect.

        Section 3.10    Actions and Proceedings.    There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity, or (except for the matter pending in the U.S. District Court for the Southern District of New York captioned In re Eloquent, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-6775) any other Actions or Proceedings pending or, to the Knowledge of the Company, threatened by any person, against or involving (a) the Company or any of its Subsidiaries, (b) to the Knowledge of the Company, any of the present or former directors, officers, employees, consultants, agents or stockholders of the Company or any of its Subsidiaries, as such, (c) any of the properties, assets or business of the Company or any of its Subsidiaries or (d) any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company. There are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the Knowledge of the Company, threatened against or involving (w) the Company or any of its Subsidiaries, (x) to the Knowledge of the Company, any of the present or former directors, officers, employees, consultants, agents or stockholders of the Company or any of its Subsidiaries, as such, (y) or any of the properties, assets or business of the Company or any of its Subsidiaries or (z) any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company. There are no Actions or Proceedings, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting (i) the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, any of the present or former officers, directors, employees, consultants, agents or stockholders of the Company or any of its Subsidiaries, as such, or (iii) the assets or business of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement.

        Section 3.11    IPO Litigation.    With respect to the litigation against the Company and certain of its directors and officers in the matter pending in the U.S. District Court for the Southern District of New York captioned In re Eloquent, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-6775; the claims, cross-claims, counterclaims or defenses that have been or are in the future asserted therein or that are related thereto or arise therefrom and the D&O Policies (as defined below) (collectively, the "IPO Litigation"),

        (a)  All written documents provided by the Company or its agents to Acquiror or its Affiliates concerning the IPO Litigation, a list of which is included in Section 3.11 of the Company Letter, are true, correct, complete and, to the Knowledge of the Company, fairly present the status of the matters described in such written documents as of the respective dates of such documents. To the Knowledge of the Company, as of the date of this Agreement, there are no other written documents to which the Company has access containing additional material information regarding the IPO Litigation.

        (b)  The Company has timely paid any and all payments required under the insurance policies identified in Section 3.11(b) of the Company Letter (the "D&O Policies"), each such policy is in full force and effect as of the date of this Agreement and there are no actual or contemplated events, including this Agreement and the transactions contemplated hereby, that will alter, limit, reduce or otherwise affect the coverage provided by those policies. Except for the IPO Litigation, neither the Company nor any director or officer has made any claim under the D&O Policies and to the Knowledge of the Company, no other event has occurred that would reduce the coverage limits available under the D&O Policies. The Company has taken all actions necessary, appropriate or advisable to maintain the applicability of the D&O Policies to the IPO Litigation and to tender under the D&O Policies all potentially insurable claims and costs related to the IPO Litigation. The Company has taken no action, nor has it refrained from action, such that any condition or term of the D&O Policies may have been violated or breached, resulting in any right of denial or reduction in insurance coverage for the IPO Litigation. The Company has taken all necessary actions to report the status of the IPO Litigation under the D&O Policies.

        (c)  To the Knowledge of the Company, there are no facts, events or circumstances that could give rise to coverage exclusions or other coverage limitations under any of the D&O Policies, including without limitation exclusions related to intentional acts or illegal remuneration by the directors, officers and agents of Company and no coverage limitations or exclusions have been asserted by any insurer in connection with the IPO Litigation. The insurer providing primary coverage among the D&O Policies has not denied its duty to defend the Company in the IPO Litigation and none of the insurers issuing the D&O Policies has posited any limitation or exclusion in connection with such duty.

        (d)  The retention on the D&O Policies equals Two Hundred Fifty-Thousand Dollars ($250,000), applicable to defense costs, of which approximately Seventy-Four Thousand Seven Hundred Thirty-Nine Dollars and Fifty-Four Cents ($74,739.54) had been invoiced as of November 30, 2002. The Company will inform Acquiror promptly after receipt of any other invoices of amounts applicable to the retention. A summary supporting the costs associated with the payment of the retention by the Company through July 25, 2002 has been forwarded to the D&O Policy carriers and such costs have not been rejected by the D&O Policy carriers. The Company will submit an updated summary of such costs within 30 days after the execution of this Agreement. The primary D&O Policy carrier has agreed to defense counsel selected by the Company.

        Section 3.12    Certain Agreements.    Neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan (collectively, the "Compensation Agreements"), pension plan (as defined in Section 3(2) of ERISA) or welfare plan (as defined in Section 3(1) of ERISA) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Section 3.12 of the Company Letter sets forth (i) for each officer, director or employee who is a party to, or will receive benefits under, any Compensation Agreement as a result of the transactions contemplated herein, the total amount that each such person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the date hereof, and (ii) the total amount of indebtedness owed to the Company or its Subsidiaries from each officer, director or employee of the Company and its Subsidiaries.

        Section 3.13    ERISA.

        (a)  Each Company Plan (as hereinafter defined) is listed in Section 3.13(a) of the Company Letter. With respect to each Company Plan, the Company has made available to Acquiror a true and correct copy of (i) the two most recent annual reports (Form 5500) filed with the IRS, (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the three most recent actuarial reports or valuations relating to a Company Plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (vii) the most recent determination letter or opinion and request therefor, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (viii) any request for a determination currently pending before the IRS and (ix) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding controversy. Each Company Plan materially complies in all respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations. No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan for which the 30-day notice requirement has not been waived. Neither the Company nor any ERISA Affiliate (as hereinafter defined) currently maintains, contributes to or has any liability or, at any time during the past six years has maintained or contributed to any pension plan that is subject to section 412 of the Code or section 302 of ERISA or Title IV of ERISA. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability or, at any time during the past six years has maintained or contributed to any Company Multiemployer Plan (as hereinafter defined). No action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA. No Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

        (b)  With respect to the Company Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries or any ERISA Affiliate or Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law that would have a Material Adverse Effect on the Company. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending, or the remedial amendment period with respect to the initial adoption of the Company Plan has not expired, or the Company Plan is a standardized prototype document and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.

        (c)  Section 3.13(c) of the Company Letter contains a list of all (i) severance and employment agreements with employees of the Company and each Subsidiary and ERISA Affiliate, (ii) severance programs and policies of the Company and each Subsidiary and ERISA Affiliate with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company and each Subsidiary and ERISA Affiliate with or relating to its employees containing change of control or similar provisions.

        (d)  Except as set forth in Section 3.13(d) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

        (e)  Neither the Company nor any Subsidiary employs people resident outside of the United States.

        Section 3.14    Compliance with Worker Safety Laws.    The properties, assets and operations of the Company and its Subsidiaries are in material compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws"). With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws.

        Section 3.15    Liabilities.    Except as fully reflected or reserved against in the financial statements included in the Company Annual Report or fairly disclosed in the footnotes thereto, the Company and its Subsidiaries had no material liabilities (including Tax liabilities) at the date of such financial statements, absolute or contingent and had no liabilities (including Tax liabilities) that were not incurred in the ordinary course of business. As of the date hereof, neither the Company nor any of its Subsidiaries has indebtedness for borrowed money other than equipment leases.

        Section 3.16    Products, Services and Claims.

        (a)  Neither the Company nor any of its Subsidiaries has received a written or, to the Knowledge of the Company, oral claim for or based upon breach of warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), liability in tort, negligent provision of services or any other allegation of liability, from sale of its products or from the provision of services; and, to the Knowledge of the Company, there is no basis for any such claim that, if asserted, would likely have a Material Adverse Effect on the Company. Except as set forth in written agreements between the Company and its customers or as provided by applicable law, no product sold or delivered or service rendered by the Company or any of its Subsidiaries is subject to any guaranty, warranty or other indemnity.

        (b)  Neither the Company nor any of its Subsidiaries has made any sales to customers that are contingent upon (x) providing future enhancements of existing products, (y) adding features not currently available on existing products or (z) otherwise enhancing the performance of existing products (other than beta or similar arrangements pursuant to which customers of the Company or any of its Subsidiaries from time to time test or evaluate products).

        Section 3.17    Labor Matters.

        (a)  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor contract or other agreement with a body representing any of its employees. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by any person pursuant to the National Labor Relations Act or any comparable state or foreign law pending or threatened in writing with respect to the Company Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that may interfere with the business activities of the Company or any of its Subsidiaries.

        (b)  The Company has not incurred any liability under, and has complied in all respects with, the Workers Adjustment Retraining Notification Act (the "WARN Act"), and, to the Knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to liability under the WARN Act; no compensation paid or payable to any employee of the Company or any of its

Subsidiaries has been or will be nondeductible by reason of application of Section 162(m) of the Code; and the Company and its Subsidiaries have complied in all respects with the Consolidated Omnibus Budget Reconciliation Act of 1985.

        Section 3.18    Intellectual Property.

        (a)    Generally.    Section 3.18(a) of the Company Letter sets forth, for the Intellectual Property owned, in whole or in part, including jointly with others (such letter specifies if such Intellectual Property is owned jointly), by the Company, a complete and accurate list of all United States and foreign (1) issued Patents and pending Patent applications; (2) Trademark registrations and pending applications; and (3) Copyright registrations and pending applications, if any, indicating for each listing required by subsections (1)-(3), the applicable jurisdiction, registration number (or application number) and date issued (or date filed).

        (b)    Trademarks.

            (i)  The Company is currently in compliance with all legal requirements with respect to its Trademarks (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to registered Trademarks and pending Trademark applications), other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise affect the priority and enforceability of the Trademark in question.

          (ii)  None of the Company's registered Trademarks has been within the last three (3) years or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office, and no such action has been threatened in writing within the one (1)-year period prior to the date of this Agreement.

          (iii)  To the Knowledge of the Company, there has been no prior use of any of the Company's Trademarks by any third party that confers upon said third party superior rights in any such Trademark.

          (iv)  The Company's registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or renewal certificates, as the case may be.

        (c)    Copyrights.

            (i)  The Company is currently in compliance with all legal requirements with respect to its Copyrights, other than any requirement that, if not satisfied, would not result in a cancellation of any registration or otherwise affect the enforceability of the Copyright in question.

          (ii)  None of the Company's registered Copyrights, if any, has been within the last three (3) years or is now involved in any proceeding in any court of law challenging the Company's rights in any such Copyright, and no such action has been threatened in writing within the one (1)-year period prior to the date of this Agreement.

          (iii)  To the Knowledge of the Company, there has been no prior use of any of the Company's Copyrights, if any, by any third party that confers upon said third party superior rights in any such Copyright.

        (d)    Patents.

            (i)  The Company is currently in compliance with legal requirements with respect to its Patents (including payment of filing, examination, and maintenance fees and proofs of working or use with respect to its issued Patents or pending Patent applications), other than any requirement that, if not satisfied, would not result in a revocation or lapse or otherwise affect the enforceability of the Patent in question.

          (ii)  None of the Company's Patents has been or is now involved in any interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office or any foreign patent office, and no such action has been threatened in writing within the one (1)-year period prior to the date of this Agreement.

          (iii)  To the Knowledge of the Company, there is no Patent of any person that claims the same subject matter as any Patent of the Company or invalidates any claim of any Patent of the Company.

        (e)    Trade Secrets and Other Proprietary Information.    All of the Company's current and former employees, consultants, contractors and other entities have executed proprietary information and confidentiality agreements substantially in the Company's standard forms. Except under confidentiality obligations, to the Knowledge of the Company, there has been no disclosure by the Company of its confidential information or Trade Secrets and Other Proprietary Information. The Company has taken all reasonable steps necessary to enforce the proprietary information and confidentiality agreements that have been entered into by its employees, consultants, contractors and other entities.

        (f)    License Agreements.    Section 3.18(f)(1) of the Company Letter sets forth a complete and accurate list of all license agreements granting to the Company any right to use or practice any rights under any Intellectual Property other than over-the-counter "shrink wrap" software but including all such agreements that are otherwise material to the Company (collectively, the "Inbound License Agreements") that are currently utilized by the Company, indicating for each the title and the parties thereto and the Intellectual Property that is licensed thereunder. Section 3.18(f)(2) of the Company Letter sets forth a complete and accurate list of all license agreements under which the Company grants licenses or other rights in or to use or practice any rights under any Intellectual Property that are attributable to revenues recognized by the Company between July 1, 2001 and December 31, 2002, indicating for each the title and the parties thereto and the Intellectual Property that is licensed thereunder. There is no outstanding or, to the Knowledge of the Company, threatened dispute or disagreement with respect to any Inbound License Agreement or any license agreement under which the Company has granted a license or other right in or to use or practice any rights under any Intellectual Property.

        (g)    Ownership and Other Rights; Sufficiency of Intellectual Property Assets.    To the Company's Knowledge, it owns or possesses adequate licenses, re-marketing or sublicensing rights, or other rights to use, all of the Intellectual Property used in its business. The Intellectual Property identified in Section 3.18(a) of the Company Letter, together with the Company's Trade Secrets and Other Proprietary Information and the Company's unregistered Copyrights and rights granted to the Company under the Inbound License Agreements, constitute all the Intellectual Property rights and Inbound License Agreements used in the operation of the Company's business as it is currently conducted and to the Knowledge of the Company are all such Intellectual Property rights and Inbound License Agreements necessary to operate such business after the Effective Time in substantially the same manner as such business has been operated by the Company prior thereto.

        (h)    No Infringement by the Company.    To the Knowledge of the Company, the products used, manufactured, marketed, sold or licensed by the Company, and all Intellectual Property used in the conduct of the Company's business as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.

        (i)    No Pending or Threatened Infringement Claims.    No litigation is now or, within the three (3) years prior to the date of this Agreement, was, pending, and no notice or other claim in writing has been received by the Company, (1) alleging that the Company has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (2) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company. No Intellectual Property that is owned or licensed by the Company is subject to any outstanding Order, stipulation or agreement restricting the use thereof by the Company or, in the case of Intellectual Property licensed by the Company to others, restricting the sale, transfer, assignment or licensing thereof by the Company to any Person.

        (j)    No Infringement by Third Parties.    To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or licensed by the Company, and no such claims have been brought against any third party by the Company.

        (k)    Software.    The Software owned or purported to be owned by the Company, was either (i) developed by employees of the Company within the scope of their employment; (ii) developed by independent contractors who have validly assigned all of their rights in such Software to the Company; or (iii) otherwise acquired by the Company from a third party. To the Company's Knowledge, such Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any person other than the Company, except for such materials or development environments obtained by the Company from other Persons that make such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms.

        Section 3.19    Opinion of Financial Advisor.    The Company has received the written opinion of U.S. Bancorp Piper Jaffray Inc. dated as of the date of the approval of this Agreement by the Board of Directors of the Company to the effect that, as of the date of such opinion, the Cash Consideration is fair to the Company's Stockholders from a financial point of view.

        Section 3.20    State Takeover Statutes.    The Board of Directors of the Company has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to render the provisions of Section 203 of the DGCL inapplicable to the Merger, this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby. To the Knowledge of the Company, no other state takeover statutes are applicable to the Merger, this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby.

        Section 3.21    Required Vote of Company Stockholders.    The affirmative vote of the majority of the outstanding Shares is required to adopt this Agreement. No other vote of the security holders of the Company is required by law, the Company Charter or the Amended and Restated Bylaws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

        Section 3.22    Title to and Sufficiency of Assets.

        (a)  The Company and its Subsidiaries own good and marketable title to all of their assets constituting personal property that is material to their business (excluding, for purposes of this sentence, assets held under leases or licenses), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively,

"Liens"). Such assets, together with all assets held by the Company and the Subsidiaries under leases and licenses, include all tangible and intangible personal property, contracts and rights necessary or required for the operation of the businesses of the Company and its Subsidiaries as currently conducted.

        (b)  The Company and its Subsidiaries do not own any real property.

        (c)  Section 3.22 of the Company Letter sets forth a list of all real estate leases of the Company or any of its Subsidiaries (the "Real Estate Leases"). The Real Estate Leases are in full force and effect and no event has occurred that with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other person who is a party signatory thereto, other than such defaults or events of default that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

        Section 3.23    Accounts Receivable.    All of the accounts and notes receivable of the Company and its Subsidiaries set forth on the books and records of the Company (net of the applicable reserves reflected on the books and records of the Company and in the financial statements included in the Company SEC Documents) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) constitute valid claims, and (iii) are good and collectible at the aggregate recorded amounts thereof (net of such reserves) without right of recourse, defense, deduction, return of goods, counterclaim, or offset and have been or will be collected in the ordinary course of business and consistent with past experience.

        Section 3.24    Environmental Matters.

        (a)  The Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except in each case where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        (b)  Neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of its Subsidiaries' properties or any other properties, other than in a manner that would not, in all such cases taken individually or in the aggregate, result in a Material Adverse Effect on the Company, (ii) to the Knowledge of the Company, the presence of any Hazardous Substances on, under, emanating from, or at any of the Company's or any of its Subsidiaries' properties or any other property but arising from the Company's or any of its Subsidiaries' current or former properties or operations, other than in a manner that would not result in a Material Adverse Effect on the Company, or (iii) to the Knowledge of the Company, received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties.

        (c)  There are no environmental assessments or audit reports or other similar studies or analyses in the possession of or available to the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries.

        Section 3.25    Suppliers, Customers, Distributors and Significant Employees.    Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice that (i) any significant vendor or supplier will not sell materials or provide services to the Company or any of its Subsidiaries at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company or any of its Subsidiaries, subject only to general and customary price increases, or (ii) any significant customer of the Company or any of its Subsidiaries intends to terminate or limit or alter its business relationship with the Company or any such Subsidiary. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice that any distributors, sales representatives, sales agents or other third party sellers will not sell or market the products or services of the Company or any such Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in the current sales and distribution contracts of the Company and its Subsidiaries.

        Section 3.26    Insurance.    All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have made any and all payments required to maintain such policies in full force and effect. Neither the Company nor any of its Subsidiaries has received notice of default under any such policy, and has not received written notice or, to the Knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to such policy.

        Section 3.27    Transactions with Affiliates.

        (a)  Since September 30, 2002, the Company and its Subsidiaries have not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (ii) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or any of its Subsidiaries), (iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

        (b)  (i) The contracts of the Company and its Subsidiaries do not include any material obligation or commitment between the Company or any of its Subsidiaries and any Affiliated Person other than pursuant to written employment contracts in existence on the date of this Agreement, (ii) the assets of the Company or any of its Subsidiaries do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any of its Subsidiaries and (iii) the liabilities of the Company and its Subsidiaries do not include any payable or other obligation or commitment from the Company or any of its Subsidiaries to any Affiliated Person other than the payment of owed but unpaid salary and bonus compensation.

        (c)  To the Knowledge of the Company, no Affiliated Person of any of the Company or any of its Subsidiaries is a party to any contract with any customer or supplier of the Company or any of its Subsidiaries that affects in any material manner the business, operations, assets, liabilities, employee relationships, earnings or results of operations, financial projections or forecasts, or the business prospects and condition (financial or otherwise) of the Company or any of its Subsidiaries.

        Section 3.28    Brokers.    No broker, investment banker or other person, other than U.S. Bancorp Piper Jaffray Inc., the fees and expenses of which will be paid by the Company (as reflected in an agreement between U.S. Bancorp Piper Jaffray Inc. and the Company, a copy of which has been furnished to Acquiror), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

        Section 3.29    Accuracy of Information.    None of the representations or warranties made by the Company herein or in the Company Letter, or any certificate furnished by the Company to Acquiror pursuant to this Agreement, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statement contained herein or therein not misleading.

IV.
COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 4.1    Conduct of Business by the Company Pending the Merger.    Except as expressly permitted by clauses (i) through (xxii) of this Section 4.1, the Performance Plan (as defined below) or Section 4.2, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use all commercially reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. The Company shall, and shall cause each of its Subsidiaries to, timely and effectively implement the cost reduction plan developed by the Company and approved by Acquiror prior to the execution of this Agreement, as described in Section 4.1 of the Company Letter (the "Performance Plan"). Parent, Company and Acquiror agree and acknowledge that (i) the Performance Plan has been voluntarily developed by the Company, (ii) the Performance Plan will be implemented by the Company at the direction of its officers and directors, and (iii) Parent and Acquiror will have no liability with respect to or arising from the development or implementation of the Performance Plan by the Company. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Acquiror (which will not be unreasonably withheld, delayed or conditioned):

            (i)  (A) other than dividends paid by wholly-owned Subsidiaries, declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (B) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii)  issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Stock Option Plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of Shares upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms;

          (iii)  amend the Company Charter or its Amended and Restated Bylaws;

          (iv)  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets;

          (v)  sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets other than sales in the ordinary course of business;

          (vi)  incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practices;

        (vii)  alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries;

        (viii)  except for such pre-existing arrangements that are set forth in the Company Letter, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement;

          (ix)  except for such pre-existing arrangements as are set forth in the Company Letter, increase the compensation payable or to become payable to its directors, officers or employees or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action (excluding any acts of the Company required to be taken, including any notices to be given, under any of the Company Stock Option Plans) to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (x)  knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any of its Subsidiaries by any applicable material federal, state, local or foreign law, rule, regulation, guideline or ordinance;

          (xi)  make any change to accounting policies or procedures (other than actions required to be taken by U.S. generally accepted accounting principles or by the SEC);

        (xii)  prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

        (xiii)  make or rescind any express or deemed tax election related to Taxes or change any of its methods of reporting income or deductions for Tax purposes;

        (xiv)  commence any litigation or proceeding with respect to any material Tax liability or settle or compromise any material Tax liability or commence any other litigation or proceedings or settle or compromise any other material claims or litigation;

        (xv)  enter into or amend any agreement or contract with any customer, supplier, sales representative or agent (i) having a term in excess of three months and that is not terminable by the Company or a Subsidiary without penalty or premium by notice of 30 days or less, other than customer maintenance agreements entered into in the ordinary course of business consistent with past practice, or (ii) that involves or is expected to involve obligations of $25,000 or more during the term thereof;

        (xvi)  enter into or amend any other agreement or contract material to the Company and its Subsidiaries outside the ordinary course of business;

      (xvii)  purchase any real property;

      (xviii)  make or agree to make any new capital expenditure or expenditures that in the aggregate are in excess of $25,000;

        (xix)  except in the ordinary course of business consistent with past practice, enter into or amend any agreement or contract with any other person pursuant to which the Company or any of its Subsidiaries is the licensor or licensee of any Intellectual Property;

        (xx)  pay, accelerate, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company and its Subsidiaries included in the Company SEC Documents or incurred in the ordinary course of business consistent with past practice;

        (xxi)  authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

      (xxii)  enter into any settlement agreement with respect to the IPO Litigation that results in the payment of funds by the Company or has a Material Adverse Effect on the Company.

        Notwithstanding the foregoing, the Company shall not be prohibited from paying any investment banking fees, attorneys' fees or accountants' fees related to the transactions contemplated by this Agreement or paying the costs of directors' and officers' insurance (including tail insurance to be in effect for not more than three (3) years after the Closing).

        Section 4.2    No Solicitation.

        (a)  The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries directly or indirectly to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal, (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any of its Subsidiaries in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, the receipt of any Takeover Proposal; provided, however, that prior to the Stockholder Meeting, (A) if the Board of Directors of the Company reasonably determines the Takeover Proposal constitutes a Superior Proposal, then, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority thereof after consultation with independent counsel (who may be the Company's regularly engaged independent counsel), the Company may (1) in response to an unsolicited request therefor, furnish information with respect to the Company and its Subsidiaries to any person pursuant to a customary confidentiality agreement no less restrictive than the confidentiality agreement between the Company and Parent dated August 12, 2002 (the "Confidentiality Agreement") (as determined by the Company's independent counsel) and (2) engage in or authorize discussions or negotiations with any person making such Takeover Proposal, and (B) provided that the Company has satisfied the conditions to its exercise of its rights to terminate this Agreement pursuant to Section 7.1(g) hereof, in respect of any Superior Proposal, the Board of Directors of the Company may (1) recommend such Superior Proposal to its stockholders (and in connection therewith, withdraw its favorable recommendation to stockholders to adopt this Agreement) and (2) enter into a letter of intent or other agreement contemplating or otherwise relating to such Superior Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer or director of the Company or any of its Subsidiaries or any financial advisor, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.2(a) by the Company.

        (b)  The Company shall advise Acquiror orally and in writing of (i) any Takeover Proposal or any inquiry with respect to or that could lead to any Takeover Proposal received by any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry no later than 24 hours following receipt of such Takeover Proposal or inquiry. If the Company intends to participate in discussions or negotiations with and/or furnish any person with any information with respect to any Takeover Proposal in accordance with Section 4.2(a), the Company shall advise Acquiror orally and in writing of such intention not less than two business days in advance of providing such information or participating in such discussions or negotiations. The Company will keep Acquiror fully informed of the status and details of any such Takeover Proposal or inquiry.

        Section 4.3    Third Party Standstill Agreements.    Until the termination of this Agreement or the Effective Time, whichever occurs first, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Acquiror). During such period, the Company agrees to use commercially reasonable best efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

V.
ADDITIONAL AGREEMENTS

        Section 5.1    Stockholder Meeting.    The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of stockholders (the "Stockholder Meeting") for the purpose of considering the approval and adoption of this Agreement and at such meeting call for a vote and cause proxies to be voted in respect of the approval and adoption of this Agreement. The Company will, through its Board of Directors, recommend to its stockholders the adoption of this Agreement, and shall not withdraw or modify such recommendation; provided, however, that the Board of Directors of the Company may withdraw, modify or change such recommendation if it (i) has not breached Section 4.2 and (ii) enters into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors resolves to do so, provided that the Company has complied with the procedures of Section 7.1(g) of this Agreement (other than termination of this Agreement). Notwithstanding the Company's rights regarding a Superior Proposal in the preceding sentence, the Company agrees that its obligations pursuant to the first sentence of this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of a Takeover Proposal.

        Section 5.2    Preparation of the Proxy Statement.    The Company shall as soon as practicable after the date hereof, but in no event later than 21 days following the execution of this Agreement, prepare and file a preliminary Proxy Statement with the SEC and shall use all commercially reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC. The Company shall notify Acquiror promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Acquiror with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholder Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Acquiror timely and reasonably objects unless the Company is required to do so by applicable law. Acquiror shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

        Section 5.3    Access to Information.    The Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Acquiror reasonable access to, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Effective Time, all of their respective properties, books, contracts, commitments and records (including engineering records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, (i) furnish promptly to Acquiror a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) furnish promptly to Acquiror all other information concerning its business, properties and personnel as Acquiror may reasonably request, and (iii) promptly make available to Acquiror all personnel of the Company and its Subsidiaries knowledgeable about matters relevant to such inspections. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Acquiror pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement.

        Section 5.4    Notification of Certain Matters.    Acquiror shall use all commercially reasonable best efforts to give prompt notice to the Company, and the Company shall use all commercially reasonable best efforts to give prompt notice to Acquiror, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and that would be reasonably likely to cause (x) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) any failure of Acquiror or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event that would be reasonably likely to have a Material Adverse Effect on Acquiror or the Company, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        Section 5.5    Fees and Expenses.

        (a)  Except as provided in this Section 5.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

        (b)  Notwithstanding any provision in this Agreement to the contrary, the Company will be obligated to pay to Acquiror the Termination Fee if:

            (i)  the Company's board of directors fails to recommend or, if requested, confirm its recommendation of the Merger or adversely modifies or withdraws that recommendation, or recommends a competing transaction, or publicly announces any of the foregoing prior to the termination of this Agreement;

          (ii)  the Company's board of directors receives a Takeover Proposal and enters into an agreement with the party making the Takeover Proposal, or approves a Takeover Proposal or completes the competing transaction that is the subject of the Takeover Proposal, in each case at any time within nine (9) months after the Company's termination of this Agreement, unless the

  Company's termination of this Agreement was due to Acquiror's or Parent's material breach of its obligations under this Agreement; or

          (iii)  the Company breaches any covenant of this Agreement, including Section 4.2, or any of the Company's representations or warranties in this Agreement are untrue upon execution of this Agreement or at the Closing (disregarding for this purpose all "Material Adverse Effect" and "Material Adverse Change" qualifiers set forth therein) and such failure of a covenant, representation or warranty has a Material Adverse Effect on the Company and Acquiror terminates and is validly entitled to terminate this Agreement as a result of such failure and the Company was not entitled to terminate this Agreement due to Acquiror's or Parent's material breach of its obligations under this Agreement.

        (c)  Notwithstanding any provision in this Agreement to the contrary, in the event that (i) the Closing does not occur prior to the termination of this Agreement for any reason other than a material breach by Acquiror or Parent of its obligations under this Agreement and (ii) Acquiror is not entitled to the Termination Fee pursuant to paragraph (b) above, the Company shall promptly after the termination of this Agreement reimburse Acquiror's actual costs and expenses incurred in connection with this Agreement including, without limitation, legal fees and expenses, up to a maximum amount equal to three percent (3%) of the Cash Consideration.

        Section 5.6    Company Stock Options.

        (a)  The Company shall take such action satisfactory to Acquiror as shall be necessary to cause the current Offering under the Company's 1999 Employee Stock Purchase Plan (as such terms are defined therein) to terminate and to terminate each of the Company Stock Option Plans effective no later than the close of business on the business day immediately preceding the Effective Time.

        (b)  The Company shall take such action satisfactory to Acquiror as shall be necessary to cause each Company Stock Option and warrant that is outstanding as of the close of business on the business day immediately preceding the Effective Time, whether or not such Option or warrant is then exercisable or vested, to be exercised for shares of Company Common Stock or terminated prior to the Closing.

        Section 5.7    Commercially Reasonable Best Efforts.

        (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that (i) no party shall be required to defend any lawsuits or other legal proceedings (other than the IPO Litigation), whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (ii) no party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, conditioned or delayed.

        (b)  Each party shall not take any action, or enter into any transaction, that would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it such that other party would be entitled to terminate this Agreement pursuant to Sections 7.1(b) or 7.1(c).

        Section 5.8    Public Announcements.    Acquiror and the Company will not issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Toronto Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market.

        Section 5.9    Conduct of IPO Litigation.    The Company shall use all commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable:

        (a)  to defend all claims asserted in the IPO Litigation and to obtain a favorable, final resolution of the IPO Litigation;

        (b)  to maintain the applicability of all D&O Policies and to assert and prosecute claims for coverage under the D&O Policies for all claims and expenses related to the IPO Litigation to the maximum extent reasonably possible;

        (c)  to keep Acquiror informed of significant developments in the IPO Litigation;

        (d)  unless counsel to the Company determines it to be adverse to its representation of the Company in the IPO Litigation, to provide copies of all correspondence, communications or analyses, all significant facts or developments in the IPO Litigation promptly upon receipt or discovery by Company;

        (e)  to cause Clifford A. Reid to execute and deliver to Acquiror, in a form attached as Exhibit C, a letter undertaking certain obligations to cooperate with and lend assistance to the Surviving Corporation with respect to the resolution of the IPO Litigation and the prosecution of claims under the D&O Policies (the "IPO Litigation Undertaking"); and

        (f)    to cooperate with Acquiror in its efforts to secure insurance coverage for Acquiror as a named insured under the D&O Policies for the IPO Litigation, including coordination and communicating with the Company's insurance broker and all insurers.

        The Company has reviewed the settlement proposal received from the plaintiffs in the IPO Litigation and, subject to review of the language of the final settlement agreement embodying such proposal, changes in such proposal and the advice of counsel, will recommend approval of such settlement to its Board of Directors if it believes such settlement to be in the best interests of the Company, its creditors and its stockholders.

        Section 5.10    Indemnification.

        (a)  From and after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement currently in effect between the Company and each person who is or was a director or officer of the Company at or prior to the Effective Time and (ii) any indemnification provision under the Company Charter or the Company's Amended and Restated Bylaws as in effect on the date hereof (each person who is a director or officer of the Company at or prior to the Effective Time shall be referred to as an "Indemnified Party"). The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter and the Company's Amended and Restated Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of three (3) years from the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party unless such modification is required by law.

        (b)  The provisions of this Section 5.10 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have by contract or otherwise.

VI.
CONDITIONS PRECEDENT TO THE MERGER

        Section 6.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions any of which may be waived if waived in writing by Parent and the Company:

        (a)    Stockholder Approval.    This Agreement shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law and the Company Charter and Amended and Restated Bylaws of the Company.

        (b)    Governmental Approvals.    All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity that are necessary to effect the Merger or any of the transactions contemplated hereby shall have been obtained, shall have been made or shall have occurred.

        (c)    No Order.    No court or other Governmental Entity having jurisdiction over the Company or Acquiror, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

        (d)    Litigation.    There shall be no Action or Proceeding pending or threatened against any of the parties or against any of their respective Affiliates, or any of their respective directors or officers, for the purpose or with the consequence of delaying, conditioning, enjoining, preventing or restraining the completion of the Merger or other transactions contemplated by this Agreement or that, if adversely decided, could impose any condition, penalty or requirement that, individually or in aggregate could have a Material Adverse Effect on the Company or Acquiror.

        Section 6.2    Condition to Obligation of the Company to Effect the Merger.    The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, which may be waived in writing exclusively by the Company:

        (a)    Performance of Obligations; Representations and Warranties.    Acquiror shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time. Each of the representations and warranties of Acquiror contained in this Agreement shall have been true and correct when made. Each of the representations and warranties of Acquiror shall be true and correct on and as of the Effective Time as if made on and as of such date (disregarding for this purpose all "Material Adverse Effect" and "Material Adverse Change" qualifiers set forth therein), except where the facts and circumstances giving rise to inaccuracies in such representations and warranties individually or in the aggregate have not had and could not have reasonably been expected to have a Material Adverse Effect on Acquiror. The Company shall have received certificates signed on behalf of each of Acquiror by one of its officers to such effect.

        (b)    Escrow Agreement.    The Escrow Agreement shall have been executed and delivered by Parent and the Escrow Agent.

        Section 6.3    Conditions to Obligations of Acquiror to Effect the Merger.    The obligations of Acquiror to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any of which may be waived, in writing, exclusively by Acquiror:

        (a)    Performance of Obligations; Representations and Warranties.    The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time. Each of the representations and warranties of the Company contained in this Agreement shall have been true and correct when made. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time as if made on and as of such date (disregarding for this purpose all "Material Adverse Effect" and "Material Adverse Change" qualifiers set forth therein), except where the facts and circumstances giving rise to inaccuracies in such representations and warranties individually or in the aggregate have not had and could not have reasonably been expected to have a Material Adverse Effect on the Company. Acquiror shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

        (b)    Consents.

            (i)  The Company shall have obtained the consent or approval of each Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby.

          (ii)  The Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any lease, or other contract, agreement or instrument, except as to which the failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company or Acquiror.

          (iii)  In obtaining any approval or consent required to consummate any of the transactions contemplated herein or any Stockholder Agreement, no Governmental Entity shall have imposed or shall have sought to impose any condition, penalty or requirement that, individually or in aggregate, would have a Material Adverse Effect on the Company or Acquiror.

        (c)    Material Adverse Change.    Since the date of this Agreement, there shall have been no Material Adverse Change with respect to the Company or the IPO Litigation. Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

        (d)    Company Stock Option Plans.    The Company shall have taken all action required to be taken by the Company to implement the provisions of Section 5.6 and all Company Stock Options and outstanding warrants shall have been converted into or exercised for shares of Company Common Stock or shall have been terminated.

        (e)    Dissenting Shares.    Holders of not more than 5% of the outstanding Shares shall have properly exercised and not revoked their rights to dissent to the Merger under Section 262 of the DGCL and Chapter 13 of CGCL.

        (f)    IPO Litigation Undertaking.    Clifford A. Reid shall have executed and delivered to Acquiror the IPO Litigation Undertaking.

        (g)    Employment, Non-Compete and Non-Solicitation Agreements.    Each of Clifford A. Reid, David Glazer and Ron Schneider shall have executed and delivered to Acquiror on the date of this Agreement an Employment, Non-Compete and Non-Solicitation Agreement in the form agreed by Acquiror and the Company (the "Employment, Non-compete and Non-Solicitation Agreements") and on and as of the Effective Time none of the individual parties thereto shall have breached or expressed an intention to breach his agreement or shall otherwise be unable to perform his duties thereunder.

        (h)    Escrow Agreement.    The Escrow Agreement shall have been executed and delivered by the Stockholder Agent and the Escrow Agent.

        (i)    Net Cash.    The Company's Net Cash at Closing shall be at least Two Million Five Hundred Thousand Dollars ($2,500,000).

VII.
TERMINATION, AMENDMENT AND WAIVER

        Section 7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

        (a)  by mutual written consent of Acquiror and the Company;

        (b)  by either Acquiror or the Company if the other party shall have failed to comply in all material respects with any of its covenants contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply;

        (c)  by Acquiror if the closing condition set forth in Section 6.3(a) with respect to the accuracy of representations and warranties would not be met as of the Closing, or by the Company if the closing condition set forth in Section 6.2(a) with respect to the accuracy of representations and warranties would not be met as of the Closing, in each case if such inaccuracy is not cured within five business days following receipt by the other party of written notice of such inaccuracy;

        (d)  by Acquiror or the Company if the Merger has not been effected on or prior to the close of business on April 30, 2003; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date;

        (e)  by Acquiror or the Company if (i) the Stockholder Meeting (including any adjournments thereof) shall have been held and completed and the stockholders of the Company shall have taken a final vote on a proposal to adopt this Agreement and (ii) the required approval of the stockholders of the Company shall not have been obtained;

        (f)    by Acquiror if (i) the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have qualified, modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of the Company and its stockholders, or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to do so or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

        (g)  by Acquiror or the Company if the Company enters into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of the Company resolves to do so; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(g) unless (i) the Company has delivered to Acquiror a written notice of the Company's intent to enter into such an agreement to effect the Superior Proposal, (ii) two business days have elapsed following delivery to Acquiror of such written notice by the Company and (iii) during such two business day period the Company has fully cooperated with

Acquiror, including informing Acquiror of the terms and conditions of the Takeover Proposal and the identity of the person making the Takeover Proposal, with the intent of enabling Acquiror to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; provided, further, that the Company may not terminate this Agreement pursuant to this Section 7.1(g) unless at the end of such two business day period the Board of Directors of the Company continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal when compared to the Merger (taking into account any such modification as may be proposed by Acquiror and after consultation with the Company's independent financial advisor) and concurrently with such termination the Company pays to Acquiror the amounts specified under Sections 5.5(b);

        (h)  by Acquiror if Acquiror reasonably determines that the timely satisfaction of any condition set forth in Section 6.1 or 6.3 has become impossible (other than as a result of any failure on the part of Acquiror to comply with or perform any covenant of Acquiror in this Agreement); or

        (i)    by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 6.1 or 6.2 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant of the Company in this Agreement).

        The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

        Section 7.2    Effect of Termination.    In the event of termination of this Agreement by either Acquiror or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Acquiror, Acquiror or their respective officers or directors (except for the last sentence of Section 5.3 and the entirety of Sections 5.5, 7.2, 9.1, 9.3, 9.5 through 9.10, each of which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for fraud or any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

        Section 7.3    Amendment.    This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, subject to obtaining approval of the Company Stockholders as provided by applicable law and the rules of the Nasdaq Stock Market. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 7.4    Waiver.    At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein that may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

VIII.
ACTIONS BY THE PARTIES AFTER THE CLOSING

        Section 8.1    Survival of Representations and Warranties.    The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time; provided, however, that the representations and warranties set forth in Section 3.11 and the indemnification and other obligations with respect thereto set forth in this Article VIII shall survive the execution and delivery of this Agreement and the Closing hereunder (notwithstanding any investigation, analysis or evaluation by Acquiror or its Affiliates or agents of the assets, properties, business, operation or condition (financial or otherwise) of the Company), and shall continue to survive in full force and effect until the end of the Escrow Period.

        Section 8.2    Indemnification.

        (a)    Out of the Indemnity Escrow Amount.    Acquiror, the Surviving Corporation and Parent, and their respective officers, directors, employees, affiliates, agents, successors, subsidiaries and assigns (collectively the "Acquiror Group"), shall be indemnified, defended and held harmless out and to the extent of the Indemnity Escrow Amount from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, insurance retentions or deductibles, claims and expenses, including without limitation, interest, penalties, costs of mitigation, lost profits, losses resulting from any attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing, other than payment of the retention amount under the D&O Policies not previously paid by the Company (collectively, the "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) the IPO Litigation or (ii) any inaccuracy of any representation or warranty in Section 3.11 of this Agreement.

        (b)    Third Party Claims; Defense of Claims.    If any Action or Proceeding (which for purposes of this Section 8.2(b) shall include the IPO Litigation) is filed or initiated against any member of the Acquiror Group or if any member of the Acquiror Group is subject to any Damages that are indemnifiable pursuant to this Article VIII or if any member of the Acquiror Group receives notice of the assertion of any claim that is indemnifiable pursuant to this Article VIII (collectively, a "Third Party Claim"), written notice thereof shall be given to the Stockholder Agent as promptly as practicable (and in any event within ten (10) days after the service of the citation or summons); provided, however, that the failure of the Acquiror Group to give timely notice shall not affect rights to indemnification and defense hereunder except to the extent that the Stockholder Agent demonstrates actual damage caused by such failure.

        After such notice, if the Stockholder Agent shall acknowledge in writing to the Acquiror Group that the Acquiror Group shall be entitled to indemnification hereunder in connection with such Third Party Claim, then the Acquiror Group shall be entitled, if it so elects, to take control of the defense and investigation of such Third Party Claim and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the Stockholder Agent and to be paid out of the Indemnity Escrow Amount until such amount is exhausted, and to compromise or settle such Third Party Claim, which compromise or settlement shall be made only with the written consent of the Stockholder Agent, such consent not to be unreasonably withheld, conditioned or delayed.

        If (i) the Acquiror Group fails to assume the defense of such Third Party Claim within fifteen (15) days after delivery of notice thereof pursuant to this Section 8.2, or (ii) the named parties to such Third Party Claim include both the Stockholder Agent and the Acquiror Group and the Stockholder Agent and its counsel determine in good faith that there may be one or more legal defenses available to the Acquiror Group that are different from or additional to those available to the Stockholder Agent and that joint representation would be inappropriate, the Stockholder Agent will (upon delivering notice to such effect to the Acquiror Group) have the right to undertake, the defense, compromise or settlement of such Third Party Claim on behalf of the Acquiror Group, the costs of which shall be paid from the Indemnity Escrow Amount until said amount is exhausted; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Acquiror Group, which consent shall not be unreasonably withheld, conditioned or delayed.

        In the event the Acquiror Group (or the Stockholder Agent, as applicable) assumes defense of the Third Party Claim, the Acquiror Group (or the Stockholder Agent, as applicable) will keep the Stockholder Agent (or the Acquiror Group, as applicable) reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the Stockholder Agent (or the Acquiror Group, as applicable) with respect to any such defense, compromise or settlement. To the extent indemnification is required hereunder, the costs of any settlement of any action effected pursuant to and in accordance with this Section 8.2 and for any final judgment (subject to any right of appeal) and any Damages by reason of such settlement or judgment shall be paid from the Indemnity Escrow Amount until said amount is exhausted.

        Notwithstanding the provisions of this paragraph (b), the parties acknowledge that no notice need be given with respect to the IPO Litigation as it is pending as of the Closing, that the IPO Litigation as it is pending is a claim entitled to indemnification pursuant to this Article VIII and that the Company will continue defend all claims associated with such litigation. In the event the Stockholder Agent is named as a party in the IPO Litigation in its role as such, the Company will defend the Stockholder Agent against all claims made against it for so long as it incurs no incremental cost associated with such defense or such incremental cost is paid by the Stockholder Agent.

        (c)    Indemnity Claims.    A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought (or the Stockholder Agent, as applicable) pursuant to the terms and conditions set forth in the Escrow Agreement.

        (d)    Limitation on Indemnification.

            (i)  Except as provided below, the indemnification provisions of Section 8.2 shall be the exclusive remedy for any member of the Acquiror Group for Damages arising from the IPO Litigation or for a breach of any representation, warranty or covenant by the Company in this Agreement related to the IPO Litigation and shall be in lieu of any rights any member of the Acquiror Group may have under law or in equity with respect to any such breaches or otherwise. Any and all Damages that members of the Acquiror Group may have against the Company or the Company Stockholders related to the IPO Litigation, in the aggregate, shall be limited to and payable only up to the limit of the Indemnity Escrow Amount and the Acquiror Group shall have no other recourse for any such claims, actions or losses, whatsoever, in excess thereof. The foregoing does not release the officers and directors of the Company, individually, for any actions against such officers and directors for fraud.

          (ii)  Upon making any payments to any member of the Acquiror Group for any indemnification claim pursuant to Section 8.2, the Company Stockholders shall be subrogated, to the extent of such payment to any member of the Acquiror Group, to any rights the Surviving Corporation may have against third parties with respect to the subject matter underlying such indemnification claim.

        Section 8.3    Indemnity Escrow Account.    The Indemnity Escrow Amount shall be maintained in the escrow account established pursuant to the Escrow Agreement for the purpose of satisfying claims by any member of the Acquiror Group for indemnification under this Article VIII. Upon expiration of the Escrow Period, and subject to the terms of this Agreement and the Escrow Agreement, the Escrow Agent shall deliver or cause to be delivered to the Company Stockholders the balance, if any, remaining in the escrow account. If, upon expiration of the Escrow Period, Acquiror or any member of the Acquiror Group shall have asserted a claim for indemnity in accordance with this Article VIII and such claim is pending or unresolved at the time of such expiration, the Escrow Agent shall retain in escrow an amount of cash equal to the value of the asserted claim until such matter is resolved.

        Section 8.4    Further Assurances.    In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under this Article VIII).

IX.
GENERAL PROVISIONS

        Section 9.1    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery when delivered personally or sent via facsimile (receipt confirmed) or one business day after being delivered by an overnight courier to the parties at the following addresses or facsimile numbers or at such other address for a party or facsimile number as shall be specified by like notice):

    If to Acquiror or Parent, to:

    Open Text Corporation
    185 Columbia Street West
    Waterloo, Ontario
    Canada N2L 5Z5
    Attention: General Counsel
    Facsimile No.: (519) 888-0677

    with copies to:

    Farella Braun + Martel LLP
    235 Montgomery Street
    San Francisco, CA 94104
    U.S.A.
    Attention: Mark S. Anderson, Esq.
    Facsimile No.: (415) 954-4880

    If to the Company, to:

    Eloquent, Inc.
    1730 E. El Camino Real
    San Mateo, CA 94402
    U.S.A.
    Attention: Chief Executive Officer
    Facsimile No.: (650) 294-6403

    with a copy to:

    Cooley Godward LLP
    One Maritime Plaza, 20th Floor
    San Francisco, CA 94111
    U.S.A.
    Attention: Jodie M. Bourdet, Esq.
    Facsimile No.: (415) 951-3699

    If to the Stockholder Agent, to:

    White & Lee LLP
    545 Middlefield Road, Suite 250
    Menlo Park, CA 94025
    U.S.A.
    Attention: David Lee, Esq.
    Facsimile No.: (650) 470-4099

        Section 9.2    Interpretation.    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 9.3    Definitions.    For purposes of this Agreement:

        (a)  "Action" or "Proceeding" means any action, claim, suit, proceeding, arbitration, order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

        (b)  "Affiliate" shall have the meaning set forth in Rule 405 under the Securities Act.

        (c)  "Affiliated Person" means (i) any holder of 5% or more of the Company Common Stock, (ii) any director, officer or senior executive of the Company or any of its Subsidiaries, (iii) any person, firm or corporation that directly or indirectly controls, is controlled by, or is under common control with, any of the Company or any of its Subsidiaries or (iv) any member of the immediate family or any of such persons.

        (d)  "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its Subsidiaries or ERISA Affiliates or as to which the Company or any of its Subsidiaries or ERISA Affiliates has contributed or otherwise may have any liability.

        (e)  "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its Subsidiaries or ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

        (f)    "Company Stockholders" means all holders of record of the Shares.

        (g)  "Copyrights" means all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith and all applications, registrations and renewals in connection therewith.

        (h)  "Environmental Law" means any law currently in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

        (i)    "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

        (j)    "ERISA Affiliate" means any trade or business (whether or not incorporated) that would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

        (k)  "Hazardous Substances" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law;

        (l)    "Intellectual Property" means all (i) Patents; (ii) Trademarks, (iii) Copyrights; (iv) Trade Secrets and Other Proprietary Information; and (v) any similar or equivalent rights to any of the foregoing anywhere in the world.

        (m)  "Knowledge of the Company" means the actual knowledge of the directors and executive officers of the Company after due inquiry.

        (n)  "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to the Company or Acquiror, as the case may be, any change, event, occurrence, state of facts or effect that is or could reasonably be expected to be materially adverse to the business, operations, assets (whether tangible or intangible), liabilities, customer or supplier relationships, earnings or results of operations or the business prospects and condition (financial or otherwise), of the Company and its Subsidiaries, taken as a whole, or Acquiror, taken as a whole, as the case may be, or a material adverse effect on the ability of such party to perform its obligations under this Agreement or on the ability of the party to consummate the Merger and the transactions contemplated hereby without material deviation from the terms, conditions and time frame with and in which such actions would otherwise be consummated in the absence of such change, occurrence, state of facts or effect; provided, that "Material Adverse Change" and "Material Adverse Effect" shall not include any change, event, occurrence, state of facts or effect relating to (i) the economy or securities markets of the United States or any other region in general, (ii) the software industry in general or (iii) the implementation of the Performance Plan in accordance with the terms thereof; other than in the case where the effects of (i) and (ii) on the Company or the Acquiror, as the case may be, are materially disproportionate to the effects on the other entities operating in those markets or the software industry. "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to the IPO Litigation, any change, event, occurrence, state of facts or effect that has resulted or could reasonably be expected to result in any amount being payable by Acquiror or the Company with respect to the IPO Litigation (other than the retention under the D&O Policies) that is not covered by the D&O Policies.

        (o)  "Net Cash" and "Net Cash at Closing" mean the difference between (1) the sum of the Company's cash and cash equivalents and accounts receivable, net of customary reserves for doubtful accounts, and (2) the sum of the Company's (i) trade accounts payable, (ii) accrued liabilities with respect to attorneys' fees, investment banker fees, accountants' fees, consulting fees, rent, return of the Company's New York sublease deposit, employee compensation (including wages, bonuses, commissions, severance and accrued vacation), settlement of the Company's lease obligations, purchase of directors' and officers' insurance (including "tail" insurance to be in effect for not more than three (3) years after the Closing) and taxes and (iii) other liabilities that are accrued or required to be accrued associated with the business operations of the Company excluding warranty accruals, deferred revenues and other reasonable accruals that do not represent an obligation to make cash payments; provided, however, that "Net Cash" shall not be less than zero and shall be calculated as of the earlier to occur of March 31, 2003 and the close of business five (5) business days prior to the Closing, and that "Net Cash at Closing" shall be calculated at the close of business five (5) business days prior to the Closing; and provided, further, that in each case the Company shall accrue all liabilities for investment banking fees, attorneys' fees, accountants' fees and for the purchase of directors' and officers' insurance and other expenses associated with the Closing of the transaction contemplated by this Agreement that the Company reasonably expects to accrue between said calculation date and the Closing. An illustration of the manner of calculation of Net Cash is included in Section 9.3(o) of the Company Letter.

        (p)  "Net Cash Shortfall" means the positive difference, if any, between (1) Four Million Three Hundred Thousand Dollars ($4,300,000) and (2) Net Cash.

        (q)  "Patents" means any and all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof.

        (r)  "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

        (s)  "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Acquiror or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

        (t)    "Superior Proposal" means a bona fide written Takeover Proposal not solicited in violation of Section 4.2 with terms that a majority of the disinterested members of the Board of Directors of the Company determines, at a duly constituted meeting of the Board of Directors or by unanimous written consent, in its reasonable good faith judgment to be more favorable to the Company's Stockholders than this Agreement and the Merger (after consultation with the Company's outside legal counsel and independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Merger) and for which financing, to the extent required, is then committed or, in the reasonable good faith judgment of a majority of such disinterested members, as expressed in a resolution adopted at a duly constituted meeting of such members (after consultation with the Company's independent financial advisor), is reasonably capable of being obtained by such third party.

        (u)  "Takeover Proposal" means any proposal or offer for (i) a merger or other business combination involving the Company or any of its Subsidiaries where the stockholders of the Company immediately prior to such merger or business combination would own, immediately following such merger or business combination, less than eighty percent (80%) of the equity securities of the surviving entity; or (ii) an acquisition in any manner, directly or indirectly, of greater than twenty percent (20%) of the equity interests in, greater than twenty percent (20%) of voting securities of, or a material portion of the assets of the Company and its Subsidiaries, taken as a whole; or (iii) any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transaction contemplated by this Agreement or that could reasonably be expected to dilute or adversely affect materially the benefits to Acquiror of the transaction contemplated by this Agreement, other than the transactions contemplated by this Agreement.

        (v)  "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, custom, duty, ad valorem, value-added, transfer or excise tax, or other tax of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity.

        (w)  "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

        (x)  "Termination Fee" means an amount equal to the sum of (A) five percent (5%) of the Cash Consideration and (B) if Company consummates a transaction contemplated by a Takeover Proposal within nine (9) months after the termination of this Agreement, the product obtained by multiplying (i) thirteen percent (13%) by (ii) the excess consideration received by Company or the Company Stockholders, as applicable, in said transaction over the Cash Consideration.

        (y)  "Trade Secrets and Other Proprietary Information" means (i) any and all trade secrets and confidential business information (including without limitation, product specifications, data, know-how, inventions and ideas, past, current and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names of key personnel and personnel training and techniques and materials), however documented; (ii) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium); (iii) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however, documented; (iv) any and all notes, analysis, compilations, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, however documented; (v) all industrial designs and any registrations and applications therefor; and (vi) all databases and data collections and all rights therein.

        (z)  "Trademarks" means any and all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith.

        Section 9.4    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 9.5    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Article VIII and Section 5.10, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        Section 9.6    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or the California state courts located in the City and County of San Francisco in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

        Section 9.7    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Company (whether by operation of law or otherwise) without the prior written consent of the Acquiror, not to be unreasonably conditioned, withheld or delayed. Parent, without the consent of the Company, is expressly permitted to assign this Agreement and the rights, interests and obligations hereunder to Open Text, Inc. and to transfer its ownership interests in Acquiror to Open Text, Inc.

        Section 9.8    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

        Section 9.9    Enforcement of this Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

        Section 9.10    Attorneys' Fees.    In the event of any arbitration or litigation between the parties, whether based on contract, tort or other cause of action, in any way related to this Agreement, the non-prevailing party shall pay to the prevailing party all reasonable attorneys' fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeals and the enforcement of any judgment or award), whether or not the dispute is prosecuted to final judgment. The "prevailing party" shall be determined based on an assessment of which party's major arguments or positions taken in the action or proceeding could be fairly said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party's major arguments or positions on major disputed issues. Any fees and costs incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment.

        IN WITNESS WHEREOF, Parent, Acquiror and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

1220 ACQUISITION CORPORATION

By:	/s/ SHELDON POLANSKY
Name:	Sheldon Polansky
Title:	Secretary

ELOQUENT, INC.

By:	/s/ CLIFFORD A. REID
Name:	Clifford A. Reid
Title:	Chief Executive Officer

OPEN TEXT CORPORATION

By:	/s/ SHELDON POLANKSY
Name:	Sheldon Polanksy
Title:	Secretary

EXHIBIT A

Stockholder Agreement

[omitted]

EXHIBIT B

Escrow Agreement

[omitted]

EXHIBIT C

IPO Litigation Undertaking

[omitted]

STOCKHOLDER AGREEMENT

        STOCKHOLDER AGREEMENT, dated as of January 8, 2003 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of Eloquent, Inc., a Delaware corporation (the "Company"), for the benefit of Open Text Corporation, a corporation formed under the laws of Ontario ("Parent") and 1220 Acquisition Corporation, a Delaware corporation ("Acquiror").

RECITALS

        WHEREAS, Parent, Acquiror and the Company are entering into the Agreement and Plan of Merger, dated as of January 8, 2003 (the "Merger Agreement"), which provides (subject to the conditions set forth therein) for the merger of Acquiror with and into the Company;

        WHEREAS, the Stockholder is the record owner and is the beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Beneficial Owner") of that number of shares of common stock, par value $.001 per share, of the Company ("Company Common Stock"), appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

        WHEREAS, as a condition to its willingness to enter into this Agreement, Parent and Acquiror have required that the Board of Directors of the Company, and in order to induce Parent and Acquiror to enter into this Agreement, the Board of Directors of the Company has approved this Agreement; and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent and Acquiror have required that the Stockholder agree, and in order to induce Parent and Acquiror to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and subject to the prior approval of this Agreement by the Board of Directors of the Company, the Stockholder agrees as follows:

        1.    Covenants of Stockholder.    Until the termination of this Agreement in accordance with Section 4:

          (a)  The Stockholder shall attend the Stockholder Meeting, in person or by proxy, and at the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b)  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation, as amended, or Amended and Restated Bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company.

1

  The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c)  The Stockholder agrees not to, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person; (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions; or (iii) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby. Notwithstanding the foregoing, this Agreement shall not prohibit a Transfer of Company Common Stock by Stockholder (i) to any member of his immediate family, or to a trust for the benefit of Stockholder or any member of his immediate family; (ii) on the death of Stockholder; or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and Acquiror, to be bound by the terms of this Agreement.

          (d)  The Stockholder shall not, nor shall the Stockholder authorize any investment banker, attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

          (e)  The Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Acquiror in doing, all things reasonably necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

          (f)    In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Stockholder's ownership of the Company's capital stock or other securities or (ii) a Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Subject Shares hereunder.

          (g)  The Stockholder agrees to promptly notify Acquiror in writing of the nature and amount of any acquisition, or any other transaction which has the effect of increasing the number of shares held directly or beneficially by such Stockholder, of any voting securities of the Company acquired by such Stockholder after the date hereof.

        2.    Irrevocable Proxy.

          (a)    Grant of Proxy.    Stockholder hereby appoints Acquiror and any designee of Acquiror, each of them individually, Stockholder's proxy and attorney-in-fact, with full power of substitution

2

  and resubstitution, to vote or act by written consent with respect to all of the Subject Shares which it has the right to vote (i) in accordance with Section 1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 1. This proxy is given to secure the performance of the duties of Stockholder under this Agreement and its existence will not be deemed to relieve Stockholder of its obligations under Section 1. Stockholder affirms that this proxy is coupled with an interest and is irrevocable (to the fullest extent permitted by law) until termination of this Agreement pursuant to Section 4, whereupon such proxy and power of attorney shall automatically terminate. Stockholder will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. For Subject Shares as to which Stockholder is the beneficial but not the record owner, Stockholder will use reasonable best efforts to cause any record owner of such Subject Shares to grant to Acquiror a proxy to the same effect as that contained herein.

          (b)    Other Proxies Revoked.    Stockholder represents that any proxy heretofore given in respect of the Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

          3.    Representations and Warranties.    The Stockholder represents and warrants to Acquiror as follows:

          (a)  As of the date of this Agreement: (a) the Stockholder is the record owner of, and has good and marketable title to, the number of Subject Shares set forth under the heading "Subject Shares Held of Record " on the signature page hereof; and (b) Stockholder is the Beneficial Owner of the number of Subject Shares set forth under the heading "Additional Subject Shares Beneficially Owned" on the signature page hereof. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition, with respect to the Subject Shares set forth under the heading "Subject Shares Held of Record." None of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

          (b)  This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Acquiror, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of laws governing specific performance, injunctive relief and other equitable relief. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require any regulatory filing or approval.

          (c)  The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which each Stockholder agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) the Stockholder's certificate of incorporation, certificate of limited partnership, articles of organization, operating agreement, partnership agreement or similar constituent documents, (ii) any material contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound, (iii) any injunction judgment, writ, decree, order or ruling applicable to the Stockholder or (iv) any law, statute, rule or regulation applicable to the Stockholder; except in the case of clauses (ii) and

3

  (iii) for violations, breaches or defaults that would not (1) impair the ability of the Stockholder to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated hereby.

          (d)  Except as set forth in Section 3.28 of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of the Stockholder that is or will be payable by the Company or any of its Subsidiaries.

        4.    Termination.    The obligations of the Stockholder hereunder shall terminate on the earlier to occur of (i) the termination of the Merger Agreement pursuant to Section 7.1 thereof and (ii) the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason, Sections 7, 8, 9, 10, 11 and 12 and this Section 4 will survive any termination of this Agreement indefinitely.

        5.    Further Assurances.    The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

        6.    Successors, Assigns and Transferees Bound.    Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

        7.    Remedies.    The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Acquiror irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Acquiror, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

        8.    Severability.    The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

        9.    Amendment.    This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Acquiror.

        10.    Jurisdiction.    Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or the California state courts located in the City and County of San Francisco in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

        11.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        12.    Notice.    All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the

4

party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          (a)  if to Parent or Acquiror, to:

      1220 Acquisition Corporation
      Attention: General Counsel
      Facsimile No.: (519) 888-0677

      with copies to:

      Farella Braun + Martel LLP
      235 Montgomery Street
      San Francisco, California 94104
      Attention: Mark S. Anderson, Esq.
      Facsimile No.: 415-954-4480

          (b)  if to the Stockholder to:

      Anthony P. Brenner
      Crosslink Capital
      Two Embarcadero Center, Suite 2200
      San Francisco, CA 94111

        13.    Capitalized Terms.    Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

        14.    Counterparts.    For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.    No Limitation on Actions of the Stockholder as Director.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

5

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ ANTHONY P. BRENNER ANTHONY P. BRENNER
Number of Subject Shares Held of Record	Additional Subject Shares Beneficially Owned
29,730	110,000
OPEN TEXT CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

1220 ACQUISITION CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

Approved For Purposes of Section 203 of the Delaware General Corporation Law:

ELOQUENT, INC.

By:	/s/ CLIFFORD REID
Name: Title:	Clifford Reid Chairman

6

STOCKHOLDER AGREEMENT

        STOCKHOLDER AGREEMENT, dated as of January 8, 2003 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of Eloquent, Inc., a Delaware corporation (the "Company"), for the benefit of Open Text Corporation, a corporation formed under the laws of Ontario ("Parent") and 1220 Acquisition Corporation, a Delaware corporation ("Acquiror").

RECITALS

        WHEREAS, Parent, Acquiror and the Company are entering into the Agreement and Plan of Merger, dated as of January 8, 2003 (the "Merger Agreement"), which provides (subject to the conditions set forth therein) for the merger of Acquiror with and into the Company;

        WHEREAS, the Stockholder is the record owner and is the beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Beneficial Owner") of that number of shares of common stock, par value $.001 per share, of the Company ("Company Common Stock"), appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

        WHEREAS, as a condition to its willingness to enter into this Agreement, Parent and Acquiror have required that the Board of Directors of the Company, and in order to induce Parent and Acquiror to enter into this Agreement, the Board of Directors of the Company has approved this Agreement; and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent and Acquiror have required that the Stockholder agree, and in order to induce Parent and Acquiror to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and subject to the prior approval of this Agreement by the Board of Directors of the Company, the Stockholder agrees as follows:

        1.    Covenants of Stockholder.    Until the termination of this Agreement in accordance with Section 4:

          (a)  The Stockholder shall attend the Stockholder Meeting, in person or by proxy, and at the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b)  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation, as amended, or Amended and Restated Bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company.

1

  The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c)  The Stockholder agrees not to, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person; (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions; or (iii) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby. Notwithstanding the foregoing, this Agreement shall not prohibit a Transfer of Company Common Stock by Stockholder (i) to any member of his immediate family, or to a trust for the benefit of Stockholder or any member of his immediate family; (ii) on the death of Stockholder; or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and Acquiror, to be bound by the terms of this Agreement.

          (d)  The Stockholder shall not, nor shall the Stockholder authorize any investment banker, attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

          (e)  The Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Acquiror in doing, all things reasonably necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

          (f)    In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Stockholder's ownership of the Company's capital stock or other securities or (ii) a Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Subject Shares hereunder.

          (g)  The Stockholder agrees to promptly notify Acquiror in writing of the nature and amount of any acquisition, or any other transaction which has the effect of increasing the number of shares held directly or beneficially by such Stockholder, of any voting securities of the Company acquired by such Stockholder after the date hereof.

        2.    Irrevocable Proxy.

          (a)    Grant of Proxy.    Stockholder hereby appoints Acquiror and any designee of Acquiror, each of them individually, Stockholder's proxy and attorney-in-fact, with full power of substitution

2

  and resubstitution, to vote or act by written consent with respect to all of the Subject Shares which it has the right to vote (i) in accordance with Section 1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 1. This proxy is given to secure the performance of the duties of Stockholder under this Agreement and its existence will not be deemed to relieve Stockholder of its obligations under Section 1. Stockholder affirms that this proxy is coupled with an interest and is irrevocable (to the fullest extent permitted by law) until termination of this Agreement pursuant to Section 4, whereupon such proxy and power of attorney shall automatically terminate. Stockholder will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. For Subject Shares as to which Stockholder is the beneficial but not the record owner, Stockholder will use reasonable best efforts to cause any record owner of such Subject Shares to grant to Acquiror a proxy to the same effect as that contained herein.

          (b)    Other Proxies Revoked.    Stockholder represents that any proxy heretofore given in respect of the Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

        3.    Representations and Warranties.    The Stockholder represents and warrants to Acquiror as follows:

          (a)  As of the date of this Agreement: (a) the Stockholder is the record owner of, and has good and marketable title to, the number of Subject Shares set forth under the heading "Subject Shares Held of Record " on the signature page hereof; and (b) Stockholder is the Beneficial Owner of the number of Subject Shares set forth under the heading " Additional Subject Shares Beneficially Owned" on the signature page hereof. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition, with respect to the Subject Shares set forth under the heading "Subject Shares Held of Record." None of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

          (b)  This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Acquiror, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of laws governing specific performance, injunctive relief and other equitable relief. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require any regulatory filing or approval.

          (c)  The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which each Stockholder agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) the Stockholder's certificate of incorporation, certificate of limited partnership, articles of organization, operating agreement, partnership agreement or similar constituent documents, (ii) any material contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound, (iii) any injunction judgment, writ, decree, order or ruling applicable to the Stockholder or (iv) any law, statute, rule or regulation applicable to the Stockholder; except in the case of clauses (ii) and

3

  (iii) for violations, breaches or defaults that would not (1) impair the ability of the Stockholder to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated hereby.

          (d)  Except as set forth in Section 3.28 of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of the Stockholder that is or will be payable by the Company or any of its Subsidiaries.

        4.    Termination.    The obligations of the Stockholder hereunder shall terminate on the earlier to occur of (i) the termination of the Merger Agreement pursuant to Section 7.1 thereof and (ii) the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason, Sections 7, 8, 9, 10, 11 and 12 and this Section 4 will survive any termination of this Agreement indefinitely.

        5.    Further Assurances.    The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

        6.    Successors, Assigns and Transferees Bound.    Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

        7.    Remedies.    The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Acquiror irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Acquiror, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

        8.    Severability.    The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

        9.    Amendment.    This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Acquiror.

        10.    Jurisdiction.    Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or the California state courts located in the City and County of San Francisco in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

        11.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        12.    Notice.    All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the

4

party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          (a)  if to Parent or Acquiror, to:

      1220 Acquisition Corporation
      Attention: General Counsel
      Facsimile No.: (519) 888-0677

      with copies to:

      Farella Braun + Martel LLP
      235 Montgomery Street
      San Francisco, California 94104
      Attention: Mark S. Anderson, Esq.
      Facsimile No.: 415-954-4480

          (b)  if to the Stockholder to:

      John R. Curson
      530 Mansion Court, #306
      Santa Clara, CA 95054

        13.    Capitalized Terms.    Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

        14.    Counterparts.    For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.    No Limitation on Actions of the Stockholder as Director.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

5

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ JOHN R. CURSON JOHN R. CURSON
Number of Subject Shares Held of Record	Additional Subject Shares Beneficially Owned
3,608	637,500
OPEN TEXT CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

1220 ACQUISITION CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

Approved For Purposes of Section 203 of the Delaware General Corporation Law:

ELOQUENT, INC.

By:	/s/ CLIFFORD REID
Name: Title:	Clifford Reid Chairman

6

STOCKHOLDER AGREEMENT

        STOCKHOLDER AGREEMENT, dated as of January 8, 2003 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of Eloquent, Inc., a Delaware corporation (the "Company"), for the benefit of Open Text Corporation, a corporation formed under the laws of Ontario ("Parent") and 1220 Acquisition Corporation, a Delaware corporation ("Acquiror").

RECITALS

        WHEREAS, Parent, Acquiror and the Company are entering into the Agreement and Plan of Merger, dated as of January 8, 2003 (the "Merger Agreement"), which provides (subject to the conditions set forth therein) for the merger of Acquiror with and into the Company;

        WHEREAS, the Stockholder is the record owner and is the beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Beneficial Owner") of that number of shares of common stock, par value $.001 per share, of the Company ("Company Common Stock"), appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

        WHEREAS, as a condition to its willingness to enter into this Agreement, Parent and Acquiror have required that the Board of Directors of the Company, and in order to induce Parent and Acquiror to enter into this Agreement, the Board of Directors of the Company has approved this Agreement; and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent and Acquiror have required that the Stockholder agree, and in order to induce Parent and Acquiror to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and subject to the prior approval of this Agreement by the Board of Directors of the Company, the Stockholder agrees as follows:

        1.    Covenants of Stockholder.    Until the termination of this Agreement in accordance with Section 4:

          (a)  The Stockholder shall attend the Stockholder Meeting, in person or by proxy, and at the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b)  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation, as amended, or Amended and Restated Bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company.

1

  The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c)  The Stockholder agrees not to, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person; (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions; or (iii) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby. Notwithstanding the foregoing, this Agreement shall not prohibit a Transfer of Company Common Stock by Stockholder (i) to any member of his immediate family, or to a trust for the benefit of Stockholder or any member of his immediate family; (ii) on the death of Stockholder; or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and Acquiror, to be bound by the terms of this Agreement.

          (d)  The Stockholder shall not, nor shall the Stockholder authorize any investment banker, attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

          (e)  The Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Acquiror in doing, all things reasonably necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

          (f)    In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Stockholder's ownership of the Company's capital stock or other securities or (ii) a Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Subject Shares hereunder.

          (g)  The Stockholder agrees to promptly notify Acquiror in writing of the nature and amount of any acquisition, or any other transaction which has the effect of increasing the number of shares held directly or beneficially by such Stockholder, of any voting securities of the Company acquired by such Stockholder after the date hereof.

        2.    Irrevocable Proxy.

          (a)    Grant of Proxy.    Stockholder hereby appoints Acquiror and any designee of Acquiror, each of them individually, Stockholder's proxy and attorney-in-fact, with full power of substitution

2

  and resubstitution, to vote or act by written consent with respect to all of the Subject Shares which it has the right to vote (i) in accordance with Section 1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 1. This proxy is given to secure the performance of the duties of Stockholder under this Agreement and its existence will not be deemed to relieve Stockholder of its obligations under Section 1. Stockholder affirms that this proxy is coupled with an interest and is irrevocable (to the fullest extent permitted by law) until termination of this Agreement pursuant to Section 4, whereupon such proxy and power of attorney shall automatically terminate. Stockholder will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. For Subject Shares as to which Stockholder is the beneficial but not the record owner, Stockholder will use reasonable best efforts to cause any record owner of such Subject Shares to grant to Acquiror a proxy to the same effect as that contained herein.

          (b)    Other Proxies Revoked.    Stockholder represents that any proxy heretofore given in respect of the Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

        3.    Representations and Warranties.    The Stockholder represents and warrants to Acquiror as follows:

          (a)  As of the date of this Agreement: (a) the Stockholder is the record owner of, and has good and marketable title to, the number of Subject Shares set forth under the heading "Subject Shares Held of Record " on the signature page hereof; and (b) Stockholder is the Beneficial Owner of the number of Subject Shares set forth under the heading " Additional Subject Shares Beneficially Owned" on the signature page hereof. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition, with respect to the Subject Shares set forth under the heading "Subject Shares Held of Record." None of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

          (b)  This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Acquiror, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of laws governing specific performance, injunctive relief and other equitable relief. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require any regulatory filing or approval.

          (c)  The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which each Stockholder agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) the Stockholder's certificate of incorporation, certificate of limited partnership, articles of organization, operating agreement, partnership agreement or similar constituent documents, (ii) any material contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound, (iii) any injunction judgment, writ, decree, order or ruling applicable to the Stockholder or (iv) any law, statute, rule or regulation applicable to the Stockholder; except in the case of clauses (ii) and

3

  (iii) for violations, breaches or defaults that would not (1) impair the ability of the Stockholder to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated hereby.

          (d)  Except as set forth in Section 3.28 of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of the Stockholder that is or will be payable by the Company or any of its Subsidiaries.

        4.    Termination.    The obligations of the Stockholder hereunder shall terminate on the earlier to occur of (i) the termination of the Merger Agreement pursuant to Section 7.1 thereof and (ii) the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason, Sections 7, 8, 9, 10, 11 and 12 and this Section 4 will survive any termination of this Agreement indefinitely.

        5.    Further Assurances.    The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

        6.    Successors, Assigns and Transferees Bound.    Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

        7.    Remedies.    The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Acquiror irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Acquiror, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

        8.    Severability.    The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

        9.    Amendment.    This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Acquiror.

        10.    Jurisdiction.    Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or the California state courts located in the City and County of San Francisco in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

        11.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        12.    Notice.    All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the

4

party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          (a)  if to Parent or Acquiror, to:

      1220 Acquisition Corporation
      Attention: General Counsel
      Facsimile No.: (519) 888-0677

      with copies to:

      Farella Braun + Martel LLP
      235 Montgomery Street
      San Francisco, California 94104
      Attention: Mark S. Anderson, Esq.
      Facsimile No.: 415-954-4480

          (b)  if to the Stockholder to:

      David Glazer
      263 Glenwood Avenue
      Woodside, CA 94062

        13.    Capitalized Terms.    Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

        14.    Counterparts.    For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.    No Limitation on Actions of the Stockholder as Director.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

5

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ DAVID GLAZER DAVID GLAZER
Number of Subject Shares Held of Record	Additional Subject Shares Beneficially Owned
618,897	375,000
OPEN TEXT CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

1220 ACQUISITION CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

Approved For Purposes of Section 203 of the Delaware General Corporation Law:

ELOQUENT, INC.

By:	/s/ CLIFFORD REID
Name: Title:	Clifford Reid Chairman

6

STOCKHOLDER AGREEMENT

        STOCKHOLDER AGREEMENT, dated as of January 8, 2003 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of Eloquent, Inc., a Delaware corporation (the "Company"), for the benefit of Open Text Corporation, a corporation formed under the laws of Ontario ("Parent") and 1220 Acquisition Corporation, a Delaware corporation ("Acquiror").

RECITALS

        WHEREAS, Parent, Acquiror and the Company are entering into the Agreement and Plan of Merger, dated as of January 8, 2003 (the "Merger Agreement"), which provides (subject to the conditions set forth therein) for the merger of Acquiror with and into the Company;

        WHEREAS, the Stockholder is the record owner and is the beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Beneficial Owner") of that number of shares of common stock, par value $.001 per share, of the Company ("Company Common Stock"), appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

        WHEREAS, as a condition to its willingness to enter into this Agreement, Parent and Acquiror have required that the Board of Directors of the Company, and in order to induce Parent and Acquiror to enter into this Agreement, the Board of Directors of the Company has approved this Agreement; and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent and Acquiror have required that the Stockholder agree, and in order to induce Parent and Acquiror to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and subject to the prior approval of this Agreement by the Board of Directors of the Company, the Stockholder agrees as follows:

        1.    Covenants of Stockholder.    Until the termination of this Agreement in accordance with Section 4:

          (a)  The Stockholder shall attend the Stockholder Meeting, in person or by proxy, and at the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b)  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation, as amended, or Amended and Restated Bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company.

1

  The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c)  The Stockholder agrees not to, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person; (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions; or (iii) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby. Notwithstanding the foregoing, this Agreement shall not prohibit a Transfer of Company Common Stock by Stockholder (i) to any member of his immediate family, or to a trust for the benefit of Stockholder or any member of his immediate family; (ii) on the death of Stockholder; or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and Acquiror, to be bound by the terms of this Agreement.

          (d)  The Stockholder shall not, nor shall the Stockholder authorize any investment banker, attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

          (e)  The Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Acquiror in doing, all things reasonably necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

          (f)    In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Stockholder's ownership of the Company's capital stock or other securities or (ii) a Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Subject Shares hereunder.

          (g)  The Stockholder agrees to promptly notify Acquiror in writing of the nature and amount of any acquisition, or any other transaction which has the effect of increasing the number of shares held directly or beneficially by such Stockholder, of any voting securities of the Company acquired by such Stockholder after the date hereof.

        2.    Irrevocable Proxy.

          (a)    Grant of Proxy.    Stockholder hereby appoints Acquiror and any designee of Acquiror, each of them individually, Stockholder's proxy and attorney-in-fact, with full power of substitution

2

  and resubstitution, to vote or act by written consent with respect to all of the Subject Shares which it has the right to vote (i) in accordance with Section 1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 1. This proxy is given to secure the performance of the duties of Stockholder under this Agreement and its existence will not be deemed to relieve Stockholder of its obligations under Section 1. Stockholder affirms that this proxy is coupled with an interest and is irrevocable (to the fullest extent permitted by law) until termination of this Agreement pursuant to Section 4, whereupon such proxy and power of attorney shall automatically terminate. Stockholder will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. For Subject Shares as to which Stockholder is the beneficial but not the record owner, Stockholder will use reasonable best efforts to cause any record owner of such Subject Shares to grant to Acquiror a proxy to the same effect as that contained herein.

          (b)    Other Proxies Revoked.    Stockholder represents that any proxy heretofore given in respect of the Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

        3.    Representations and Warranties.    The Stockholder represents and warrants to Acquiror as follows:

          (a)  As of the date of this Agreement: (a) the Stockholder is the record owner of, and has good and marketable title to, the number of Subject Shares set forth under the heading "Subject Shares Held of Record" on the signature page hereof; and (b) Stockholder is the Beneficial Owner of the number of Subject Shares set forth under the heading "Additional Subject Shares Beneficially Owned" on the signature page hereof. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition, with respect to the Subject Shares set forth under the heading "Subject Shares Held of Record." None of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

          (b)  This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Acquiror, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of laws governing specific performance, injunctive relief and other equitable relief. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require any regulatory filing or approval.

          (c)  The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which each Stockholder agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) the Stockholder's certificate of incorporation, certificate of limited partnership, articles of organization, operating agreement, partnership agreement or similar constituent documents, (ii) any material contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound, (iii) any injunction judgment, writ, decree, order or ruling applicable to the Stockholder or (iv) any law, statute, rule or regulation applicable to the Stockholder; except in the case of clauses (ii) and

3

  (iii) for violations, breaches or defaults that would not (1) impair the ability of the Stockholder to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated hereby.

          (d)  Except as set forth in Section 3.28 of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of the Stockholder that is or will be payable by the Company or any of its Subsidiaries.

        4.    Termination.    The obligations of the Stockholder hereunder shall terminate on the earlier to occur of (i) the termination of the Merger Agreement pursuant to Section 7.1 thereof and (ii) the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason, Sections 7, 8, 9, 10, 11 and 12 and this Section 4 will survive any termination of this Agreement indefinitely.

        5.    Further Assurances.    The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

        6.    Successors, Assigns and Transferees Bound.    Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

        7.    Remedies.    The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Acquiror irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Acquiror, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

        8.    Severability.    The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

        9.    Amendment.    This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Acquiror.

        10.    Jurisdiction.    Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or the California state courts located in the City and County of San Francisco in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

        11.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        12.    Notice.    All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the

4

party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          (a)  if to Parent or Acquiror, to:

      1220 Acquisition Corporation
      Attention: General Counsel
      Facsimile No.: (519) 888-0677

      with copies to:

      Farella Braun + Martel LLP
      235 Montgomery Street
      San Francisco, California 94104
      Attention: Mark S. Anderson, Esq.
      Facsimile No.: 415-954-4480

          (b)  if to the Stockholder to:

      Michael E. Herman
      6201 Ward Parkway
      Kansas City, Missouri 64113

        13.    Capitalized Terms.    Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

        14.    Counterparts.    For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.    No Limitation on Actions of the Stockholder as Director.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

5

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ MICHAEL E. HERMAN MICHAEL E. HERMAN
Number of Subject Shares Held of Record	Additional Subject Shares Beneficially Owned
0	222,370
OPEN TEXT CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

1220 ACQUISITION CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

Approved For Purposes of Section 203 of the Delaware General Corporation Law:

ELOQUENT, INC.

By:	/s/ CLIFFORD REID
Name: Title:	Clifford Reid Chairman

6

STOCKHOLDER AGREEMENT

        STOCKHOLDER AGREEMENT, dated as of January 8, 2003 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of Eloquent, Inc., a Delaware corporation (the "Company"), for the benefit of Open Text Corporation, a corporation formed under the laws of Ontario ("Parent") and 1220 Acquisition Corporation, a Delaware corporation ("Acquiror").

RECITALS

        WHEREAS, Parent, Acquiror and the Company are entering into the Agreement and Plan of Merger, dated as of January 8, 2003 (the "Merger Agreement"), which provides (subject to the conditions set forth therein) for the merger of Acquiror with and into the Company;

        WHEREAS, the Stockholder is the record owner and is the beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Beneficial Owner") of that number of shares of common stock, par value $.001 per share, of the Company ("Company Common Stock"), appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

        WHEREAS, as a condition to its willingness to enter into this Agreement, Parent and Acquiror have required that the Board of Directors of the Company, and in order to induce Parent and Acquiror to enter into this Agreement, the Board of Directors of the Company has approved this Agreement; and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent and Acquiror have required that the Stockholder agree, and in order to induce Parent and Acquiror to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and subject to the prior approval of this Agreement by the Board of Directors of the Company, the Stockholder agrees as follows:

        1.    Covenants of Stockholder.    Until the termination of this Agreement in accordance with Section 4:

          (a)  The Stockholder shall attend the Stockholder Meeting, in person or by proxy, and at the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b)  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation, as amended, or Amended and Restated Bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company.

1

  The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c)  The Stockholder agrees not to, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person; (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions; or (iii) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby. Notwithstanding the foregoing, this Agreement shall not prohibit a Transfer of Company Common Stock by Stockholder (i) to any member of his immediate family, or to a trust for the benefit of Stockholder or any member of his immediate family; (ii) on the death of Stockholder; or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and Acquiror, to be bound by the terms of this Agreement.

          (d)  The Stockholder shall not, nor shall the Stockholder authorize any investment banker, attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

          (e)  The Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Acquiror in doing, all things reasonably necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

          (f)    In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Stockholder's ownership of the Company's capital stock or other securities or (ii) a Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Subject Shares hereunder.

          (g)  The Stockholder agrees to promptly notify Acquiror in writing of the nature and amount of any acquisition, or any other transaction which has the effect of increasing the number of shares held directly or beneficially by such Stockholder, of any voting securities of the Company acquired by such Stockholder after the date hereof.

        2.    Irrevocable Proxy.

          (a)    Grant of Proxy.    Stockholder hereby appoints Acquiror and any designee of Acquiror, each of them individually, Stockholder's proxy and attorney-in-fact, with full power of substitution

2

  and resubstitution, to vote or act by written consent with respect to all of the Subject Shares which it has the right to vote (i) in accordance with Section 1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 1. This proxy is given to secure the performance of the duties of Stockholder under this Agreement and its existence will not be deemed to relieve Stockholder of its obligations under Section 1. Stockholder affirms that this proxy is coupled with an interest and is irrevocable (to the fullest extent permitted by law) until termination of this Agreement pursuant to Section 4, whereupon such proxy and power of attorney shall automatically terminate. Stockholder will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. For Subject Shares as to which Stockholder is the beneficial but not the record owner, Stockholder will use reasonable best efforts to cause any record owner of such Subject Shares to grant to Acquiror a proxy to the same effect as that contained herein.

          (b)    Other Proxies Revoked.    Stockholder represents that any proxy heretofore given in respect of the Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

        3.    Representations and Warranties.    The Stockholder represents and warrants to Acquiror as follows:

          (a)  As of the date of this Agreement: (a) the Stockholder is the record owner of, and has good and marketable title to, the number of Subject Shares set forth under the heading "Subject Shares Held of Record" on the signature page hereof; and (b) Stockholder is the Beneficial Owner of the number of Subject Shares set forth under the heading "Additional Subject Shares Beneficially Owned" on the signature page hereof. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition, with respect to the Subject Shares set forth under the heading "Subject Shares Held of Record." None of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

          (b)  This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Acquiror, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of laws governing specific performance, injunctive relief and other equitable relief. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require any regulatory filing or approval.

          (c)  The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which each Stockholder agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) the Stockholder's certificate of incorporation, certificate of limited partnership, articles of organization, operating agreement, partnership agreement or similar constituent documents, (ii) any material contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound, (iii) any injunction judgment, writ, decree, order or ruling applicable to the Stockholder or (iv) any law, statute, rule or regulation applicable to the Stockholder; except in the case of clauses (ii) and

3

  (iii) for violations, breaches or defaults that would not (1) impair the ability of the Stockholder to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated hereby.

          (d)  Except as set forth in Section 3.28 of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of the Stockholder that is or will be payable by the Company or any of its Subsidiaries.

        4.    Termination.    The obligations of the Stockholder hereunder shall terminate on the earlier to occur of (i) the termination of the Merger Agreement pursuant to Section 7.1 thereof and (ii) the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason, Sections 7, 8, 9, 10, 11 and 12 and this Section 4 will survive any termination of this Agreement indefinitely.

        5.    Further Assurances.    The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

        6.    Successors, Assigns and Transferees Bound.    Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

        7.    Remedies.    The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Acquiror irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Acquiror, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

        8.    Severability.    The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

        9.    Amendment.    This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Acquiror.

        10.    Jurisdiction.    Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or the California state courts located in the City and County of San Francisco in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

        11.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        12.    Notice.    All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the

4

party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          (a)  if to Parent or Acquiror, to:

      1220 Acquisition Corporation
      Attention: General Counsel
      Facsimile No.: (519) 888-0677

      with copies to:

      Farella Braun + Martel LLP
      235 Montgomery Street
      San Francisco, California 94104
      Attention: Mark S. Anderson, Esq.
      Facsimile No.: 415-954-4480

          (b)  if to the Stockholder to:

      Michael E. Herman Revocable Trust
      6201 Ward Parkway
      Kansas City, Missouri 64113

      Attention: Michael E. Herman

        13.    Capitalized Terms.    Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

        14.    Counterparts.    For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.    No Limitation on Actions of the Stockholder as Director.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

5

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MICHAEL E. HERMAN REVOCABLE TRUST

By:	/s/ MICHAEL E. HERMAN
Name:	Michael E. Herman
Title:	Trustee
Number of Subject Shares Held of Record	Additional Subject Shares Beneficially Owned
42,870	0
OPEN TEXT CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

1220 ACQUISITION CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

Approved For Purposes of Section 203 of the Delaware General Corporation Law:

ELOQUENT, INC.

By:	/s/ CLIFFORD REID
Name: Title:	Clifford Reid Chairman

6

STOCKHOLDER AGREEMENT

        STOCKHOLDER AGREEMENT, dated as of January 8, 2003 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of Eloquent, Inc., a Delaware corporation (the "Company"), for the benefit of Open Text Corporation, a corporation formed under the laws of Ontario ("Parent") and 1220 Acquisition Corporation, a Delaware corporation ("Acquiror").

RECITALS

        WHEREAS, Parent, Acquiror and the Company are entering into the Agreement and Plan of Merger, dated as of January 8, 2003 (the "Merger Agreement"), which provides (subject to the conditions set forth therein) for the merger of Acquiror with and into the Company;

        WHEREAS, the Stockholder is the record owner and is the beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Beneficial Owner") of that number of shares of common stock, par value $.001 per share, of the Company ("Company Common Stock"), appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

        WHEREAS, as a condition to its willingness to enter into this Agreement, Parent and Acquiror have required that the Board of Directors of the Company, and in order to induce Parent and Acquiror to enter into this Agreement, the Board of Directors of the Company has approved this Agreement; and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent and Acquiror have required that the Stockholder agree, and in order to induce Parent and Acquiror to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and subject to the prior approval of this Agreement by the Board of Directors of the Company, the Stockholder agrees as follows:

        1.    Covenants of Stockholder.    Until the termination of this Agreement in accordance with Section 4:

          (a)  The Stockholder shall attend the Stockholder Meeting, in person or by proxy, and at the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b)  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation, as amended, or Amended and Restated Bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company.

1

  The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c)  The Stockholder agrees not to, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person; (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions; or (iii) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby. Notwithstanding the foregoing, this Agreement shall not prohibit a Transfer of Company Common Stock by Stockholder (i) to any member of his immediate family, or to a trust for the benefit of Stockholder or any member of his immediate family; (ii) on the death of Stockholder; or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and Acquiror, to be bound by the terms of this Agreement.

          (d)  The Stockholder shall not, nor shall the Stockholder authorize any investment banker, attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

          (e)  The Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Acquiror in doing, all things reasonably necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

          (f)    In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Stockholder's ownership of the Company's capital stock or other securities or (ii) a Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Subject Shares hereunder.

          (g)  The Stockholder agrees to promptly notify Acquiror in writing of the nature and amount of any acquisition, or any other transaction which has the effect of increasing the number of shares held directly or beneficially by such Stockholder, of any voting securities of the Company acquired by such Stockholder after the date hereof.

        2.    Irrevocable Proxy.

          (a)    Grant of Proxy.    Stockholder hereby appoints Acquiror and any designee of Acquiror, each of them individually, Stockholder's proxy and attorney-in-fact, with full power of substitution

2

  and resubstitution, to vote or act by written consent with respect to all of the Subject Shares which it has the right to vote (i) in accordance with Section 1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 1. This proxy is given to secure the performance of the duties of Stockholder under this Agreement and its existence will not be deemed to relieve Stockholder of its obligations under Section 1. Stockholder affirms that this proxy is coupled with an interest and is irrevocable (to the fullest extent permitted by law) until termination of this Agreement pursuant to Section 4, whereupon such proxy and power of attorney shall automatically terminate. Stockholder will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. For Subject Shares as to which Stockholder is the beneficial but not the record owner, Stockholder will use reasonable best efforts to cause any record owner of such Subject Shares to grant to Acquiror a proxy to the same effect as that contained herein.

          (b)    Other Proxies Revoked.    Stockholder represents that any proxy heretofore given in respect of the Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

        3.    Representations and Warranties.    The Stockholder represents and warrants to Acquiror as follows:

          (a)  As of the date of this Agreement: (a) the Stockholder is the record owner of, and has good and marketable title to, the number of Subject Shares set forth under the heading "Subject Shares Held of Record" on the signature page hereof; and (b) Stockholder is the Beneficial Owner of the number of Subject Shares set forth under the heading "Additional Subject Shares Beneficially Owned" on the signature page hereof. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition, with respect to the Subject Shares set forth under the heading "Subject Shares Held of Record." None of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

          (b)  This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Acquiror, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of laws governing specific performance, injunctive relief and other equitable relief. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require any regulatory filing or approval.

          (c)  The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which each Stockholder agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) the Stockholder's certificate of incorporation, certificate of limited partnership, articles of organization, operating agreement, partnership agreement or similar constituent documents, (ii) any material contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound, (iii) any injunction judgment, writ, decree, order or ruling applicable to the Stockholder or (iv) any law, statute, rule or regulation applicable to the Stockholder; except in the case of clauses (ii) and

3

  (iii) for violations, breaches or defaults that would not (1) impair the ability of the Stockholder to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated hereby.

          (d)  Except as set forth in Section 3.28 of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of the Stockholder that is or will be payable by the Company or any of its Subsidiaries.

        4.    Termination.    The obligations of the Stockholder hereunder shall terminate on the earlier to occur of (i) the termination of the Merger Agreement pursuant to Section 7.1 thereof and (ii) the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason, Sections 7, 8, 9, 10, 11 and 12 and this Section 4 will survive any termination of this Agreement indefinitely.

        5.    Further Assurances.    The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

        6.    Successors, Assigns and Transferees Bound.    Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

        7.    Remedies.    The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Acquiror irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Acquiror, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

        8.    Severability.    The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

        9.    Amendment.    This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Acquiror.

        10.    Jurisdiction.    Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or the California state courts located in the City and County of San Francisco in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

        11.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        12.    Notice.    All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the

4

party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          (a)  if to Parent or Acquiror, to:

      1220 Acquisition Corporation
      Attention: General Counsel
      Facsimile No.: (519) 888-0677

      with copies to:

      Farella Braun + Martel LLP
      235 Montgomery Street
      San Francisco, California 94104
      Attention: Mark S. Anderson, Esq.
      Facsimile No.: 415-954-4480

          (b)  if to the Stockholder to:

      Herman Family Trading Company, L.P.
      6201 Ward Parkway
      Kansas City, Missouri 64113

      Attention: Michael E. Herman

        13.    Capitalized Terms.    Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

        14.    Counterparts.    For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.    No Limitation on Actions of the Stockholder as Director.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

5

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HERMAN FAMILY TRADING COMPANY, L.P.

By:	/s/ MICHAEL E. HERMAN
Name: Title:	Michael E. Herman General Partner
Number of Subject Shares Held of Record	Additional Subject Shares Beneficially Owned
40,400	25,000
OPEN TEXT CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

1220 ACQUISITION CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

Approved For Purposes of Section 203 of the Delaware General Corporation Law:

ELOQUENT, INC.

By:	/s/ CLIFFORD REID
Name: Title:	Clifford Reid Chairman

6

STOCKHOLDER AGREEMENT

        STOCKHOLDER AGREEMENT, dated as of January 8, 2003 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of Eloquent, Inc., a Delaware corporation (the "Company"), for the benefit of Open Text Corporation, a corporation formed under the laws of Ontario ("Parent") and 1220 Acquisition Corporation, a Delaware corporation ("Acquiror").

RECITALS

        WHEREAS, Parent, Acquiror and the Company are entering into the Agreement and Plan of Merger, dated as of January 8, 2003 (the "Merger Agreement"), which provides (subject to the conditions set forth therein) for the merger of Acquiror with and into the Company;

        WHEREAS, the Stockholder is the record owner and is the beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Beneficial Owner") of that number of shares of common stock, par value $.001 per share, of the Company ("Company Common Stock"), appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

        WHEREAS, as a condition to its willingness to enter into this Agreement, Parent and Acquiror have required that the Board of Directors of the Company, and in order to induce Parent and Acquiror to enter into this Agreement, the Board of Directors of the Company has approved this Agreement; and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent and Acquiror have required that the Stockholder agree, and in order to induce Parent and Acquiror to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and subject to the prior approval of this Agreement by the Board of Directors of the Company, the Stockholder agrees as follows:

        1.    Covenants of Stockholder.    Until the termination of this Agreement in accordance with Section 4:

          (a)  The Stockholder shall attend the Stockholder Meeting, in person or by proxy, and at the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b)  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation, as amended, or Amended and Restated Bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company.

1

  The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c)  The Stockholder agrees not to, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person; (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions; or (iii) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby. Notwithstanding the foregoing, this Agreement shall not prohibit a Transfer of Company Common Stock by Stockholder (i) to any member of his immediate family, or to a trust for the benefit of Stockholder or any member of his immediate family; (ii) on the death of Stockholder; or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and Acquiror, to be bound by the terms of this Agreement.

          (d)  The Stockholder shall not, nor shall the Stockholder authorize any investment banker, attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

          (e)  The Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Acquiror in doing, all things reasonably necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

          (f)    In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Stockholder's ownership of the Company's capital stock or other securities or (ii) a Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Subject Shares hereunder.

          (g)  The Stockholder agrees to promptly notify Acquiror in writing of the nature and amount of any acquisition, or any other transaction which has the effect of increasing the number of shares held directly or beneficially by such Stockholder, of any voting securities of the Company acquired by such Stockholder after the date hereof.

        2.    Irrevocable Proxy.

          (a)    Grant of Proxy.    Stockholder hereby appoints Acquiror and any designee of Acquiror, each of them individually, Stockholder's proxy and attorney-in-fact, with full power of substitution

2

  and resubstitution, to vote or act by written consent with respect to all of the Subject Shares which it has the right to vote (i) in accordance with Section 1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 1. This proxy is given to secure the performance of the duties of Stockholder under this Agreement and its existence will not be deemed to relieve Stockholder of its obligations under Section 1. Stockholder affirms that this proxy is coupled with an interest and is irrevocable (to the fullest extent permitted by law) until termination of this Agreement pursuant to Section 4, whereupon such proxy and power of attorney shall automatically terminate. Stockholder will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. For Subject Shares as to which Stockholder is the beneficial but not the record owner, Stockholder will use reasonable best efforts to cause any record owner of such Subject Shares to grant to Acquiror a proxy to the same effect as that contained herein.

          (b)    Other Proxies Revoked.    Stockholder represents that any proxy heretofore given in respect of the Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

        3.    Representations and Warranties.    The Stockholder represents and warrants to Acquiror as follows:

          (a)  As of the date of this Agreement: (a) the Stockholder is the record owner of, and has good and marketable title to, the number of Subject Shares set forth under the heading "Subject Shares Held of Record " on the signature page hereof; and (b) Stockholder is the Beneficial Owner of the number of Subject Shares set forth under the heading " Additional Subject Shares Beneficially Owned" on the signature page hereof. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition, with respect to the Subject Shares set forth under the heading "Subject Shares Held of Record." None of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

          (b)  This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Acquiror, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of laws governing specific performance, injunctive relief and other equitable relief. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require any regulatory filing or approval.

          (c)  The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which each Stockholder agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) the Stockholder's certificate of incorporation, certificate of limited partnership, articles of organization, operating agreement, partnership agreement or similar constituent documents, (ii) any material contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound, (iii) any injunction judgment, writ, decree, order or ruling applicable to the Stockholder or (iv) any law, statute, rule or regulation applicable to the Stockholder; except in the case of clauses (ii) and

3

  (iii) for violations, breaches or defaults that would not (1) impair the ability of the Stockholder to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated hereby.

          (d)  Except as set forth in Section 3.28 of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of the Stockholder that is or will be payable by the Company or any of its Subsidiaries.

        4.    Termination.    The obligations of the Stockholder hereunder shall terminate on the earlier to occur of (i) the termination of the Merger Agreement pursuant to Section 7.1 thereof and (ii) the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason, Sections 7, 8, 9, 10, 11 and 12 and this Section 4 will survive any termination of this Agreement indefinitely.

        5.    Further Assurances.    The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

        6.    Successors, Assigns and Transferees Bound.    Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

        7.    Remedies.    The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Acquiror irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Acquiror, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

        8.    Severability.    The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

        9.    Amendment.    This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Acquiror.

        10.    Jurisdiction.    Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or the California state courts located in the City and County of San Francisco in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

        11.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        12.    Notice.    All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the

4

party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          (a)  if to Parent or Acquiror, to:

      1220 Acquisition Corporation
      Attention: General Counsel
      Facsimile No.: (519) 888-0677

      with copies to:

      Farella Braun + Martel LLP
      235 Montgomery Street
      San Francisco, California 94104
      Attention: Mark S. Anderson, Esq.
      Facsimile No.: 415-954-4480

          (b)  if to the Stockholder to:

      Sarah M. Nolan
      21 via Cheparro
      Greenbrae, CA 94904

        13.    Capitalized Terms.    Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

        14.    Counterparts.    For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.    No Limitation on Actions of the Stockholder as Director.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

5

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ SARAH M. NOLAN SARAH M. NOLAN
Number of Subject Shares Held of Record	Additional Subject Shares Beneficially Owned
870	60,000
OPEN TEXT CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

1220 ACQUISITION CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

Approved For Purposes of Section 203 of the Delaware General Corporation Law:

ELOQUENT, INC.

By:	/s/ CLIFFORD REID
Name: Title:	Clifford Reid Chairman

6

STOCKHOLDER AGREEMENT

        STOCKHOLDER AGREEMENT, dated as of January 8, 2003 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of Eloquent, Inc., a Delaware corporation (the "Company"), for the benefit of Open Text Corporation, a corporation formed under the laws of Ontario ("Parent") and 1220 Acquisition Corporation, a Delaware corporation ("Acquiror").

RECITALS

        WHEREAS, Parent, Acquiror and the Company are entering into the Agreement and Plan of Merger, dated as of January 8, 2003 (the "Merger Agreement"), which provides (subject to the conditions set forth therein) for the merger of Acquiror with and into the Company;

        WHEREAS, the Stockholder is the record owner and is the beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Beneficial Owner") of that number of shares of common stock, par value $.001 per share, of the Company ("Company Common Stock"), appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

        WHEREAS, as a condition to its willingness to enter into this Agreement, Parent and Acquiror have required that the Board of Directors of the Company, and in order to induce Parent and Acquiror to enter into this Agreement, the Board of Directors of the Company has approved this Agreement; and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent and Acquiror have required that the Stockholder agree, and in order to induce Parent and Acquiror to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and subject to the prior approval of this Agreement by the Board of Directors of the Company, the Stockholder agrees as follows:

        1.    Covenants of Stockholder.    Until the termination of this Agreement in accordance with Section 4:

          (a)  The Stockholder shall attend the Stockholder Meeting, in person or by proxy, and at the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b)  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation, as amended, or Amended and Restated Bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company.

1

  The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c)  The Stockholder agrees not to, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person; (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions; or (iii) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby. Notwithstanding the foregoing, this Agreement shall not prohibit a Transfer of Company Common Stock by Stockholder (i) to any member of his immediate family, or to a trust for the benefit of Stockholder or any member of his immediate family; (ii) on the death of Stockholder; or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and Acquiror, to be bound by the terms of this Agreement.

          (d)  The Stockholder shall not, nor shall the Stockholder authorize any investment banker, attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

          (e)  The Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Acquiror in doing, all things reasonably necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

          (f)    In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Stockholder's ownership of the Company's capital stock or other securities or (ii) a Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Subject Shares hereunder.

          (g)  The Stockholder agrees to promptly notify Acquiror in writing of the nature and amount of any acquisition, or any other transaction which has the effect of increasing the number of shares held directly or beneficially by such Stockholder, of any voting securities of the Company acquired by such Stockholder after the date hereof.

        2.    Irrevocable Proxy.

          (a)    Grant of Proxy.    Stockholder hereby appoints Acquiror and any designee of Acquiror, each of them individually, Stockholder's proxy and attorney-in-fact, with full power of substitution

2

  and resubstitution, to vote or act by written consent with respect to all of the Subject Shares which it has the right to vote (i) in accordance with Section 1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 1. This proxy is given to secure the performance of the duties of Stockholder under this Agreement and its existence will not be deemed to relieve Stockholder of its obligations under Section 1. Stockholder affirms that this proxy is coupled with an interest and is irrevocable (to the fullest extent permitted by law) until termination of this Agreement pursuant to Section 4, whereupon such proxy and power of attorney shall automatically terminate. Stockholder will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. For Subject Shares as to which Stockholder is the beneficial but not the record owner, Stockholder will use reasonable best efforts to cause any record owner of such Subject Shares to grant to Acquiror a proxy to the same effect as that contained herein.

          (b)    Other Proxies Revoked.    Stockholder represents that any proxy heretofore given in respect of the Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

        3.    Representations and Warranties.    The Stockholder represents and warrants to Acquiror as follows:

          (a)  As of the date of this Agreement: (a) the Stockholder is the record owner of, and has good and marketable title to, the number of Subject Shares set forth under the heading "Subject Shares Held of Record" on the signature page hereof; and (b) Stockholder is the Beneficial Owner of the number of Subject Shares set forth under the heading "Additional Subject Shares Beneficially Owned" on the signature page hereof. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition, with respect to the Subject Shares set forth under the heading "Subject Shares Held of Record." None of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

          (b)  This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Acquiror, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of laws governing specific performance, injunctive relief and other equitable relief. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require any regulatory filing or approval.

          (c)  The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which each Stockholder agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) the Stockholder's certificate of incorporation, certificate of limited partnership, articles of organization, operating agreement, partnership agreement or similar constituent documents, (ii) any material contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound, (iii) any injunction judgment, writ, decree, order or ruling applicable to the Stockholder or (iv) any law, statute, rule or regulation applicable to the Stockholder; except in the case of clauses (ii) and

3

  (iii) for violations, breaches or defaults that would not (1) impair the ability of the Stockholder to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated hereby.

          (d)  Except as set forth in Section 3.28 of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of the Stockholder that is or will be payable by the Company or any of its Subsidiaries.

        4.    Termination.    The obligations of the Stockholder hereunder shall terminate on the earlier to occur of (i) the termination of the Merger Agreement pursuant to Section 7.1 thereof and (ii) the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason, Sections 7, 8, 9, 10, 11 and 12 and this Section 4 will survive any termination of this Agreement indefinitely.

        5.    Further Assurances.    The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

        6.    Successors, Assigns and Transferees Bound.    Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

        7.    Remedies.    The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Acquiror irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Acquiror, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

        8.    Severability.    The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

        9.    Amendment.    This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Acquiror.

        10.    Jurisdiction.    Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or the California state courts located in the City and County of San Francisco in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

        11.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        12.    Notice.    All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the

4

party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          (a)  if to Parent or Acquiror, to:

      1220 Acquisition Corporation
      Attention: General Counsel
      Facsimile No.: (519) 888-0677

      with copies to:

      Farella Braun + Martel LLP
      235 Montgomery Street
      San Francisco, California 94104
      Attention: Mark S. Anderson, Esq.
      Facsimile No.: 415-954-4480

          (b)  if to the Stockholder to:

      ONSET Enterprise Associates II, L.P.
      ONSET Ventures
      2400 Sand Hill Road, Suite 150
      Menlo Park, CA 94025

      Attention: Beatrice Pezino
      Facsimile No.: (650) 529-0777

        13.    Capitalized Terms.    Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

        14.    Counterparts.    For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.    No Limitation on Actions of the Stockholder as Director.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

5

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ TERRY L. OPDENDYK
ONSET ENTERPRISE ASSOCIATES II, L.P.
Name:	Terry L. Opdendyk
Title:	Managing Director OEA II Management, L.P. The General Partner of ONSET Enterprise Associates II, L.P.
Number of Subject Shares Held of Record	Additional Subject Shares Beneficially Owned
1,668,103	0
OPEN TEXT CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

1220 ACQUISITION CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

Approved For Purposes of Section 203 of the Delaware General Corporation Law:

ELOQUENT, INC.

By:	/s/ CLIFFORD REID
Name: Title:	Clifford Reid Chairman

6

STOCKHOLDER AGREEMENT

        STOCKHOLDER AGREEMENT, dated as of January 8, 2003 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of Eloquent, Inc., a Delaware corporation (the "Company"), for the benefit of Open Text Corporation, a corporation formed under the laws of Ontario ("Parent") and 1220 Acquisition Corporation, a Delaware corporation ("Acquiror").

RECITALS

        WHEREAS, Parent, Acquiror and the Company are entering into the Agreement and Plan of Merger, dated as of January 8, 2003 (the "Merger Agreement"), which provides (subject to the conditions set forth therein) for the merger of Acquiror with and into the Company;

        WHEREAS, the Stockholder is the record owner and is the beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Beneficial Owner") of that number of shares of common stock, par value $.001 per share, of the Company ("Company Common Stock"), appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

        WHEREAS, as a condition to its willingness to enter into this Agreement, Parent and Acquiror have required that the Board of Directors of the Company, and in order to induce Parent and Acquiror to enter into this Agreement, the Board of Directors of the Company has approved this Agreement; and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent and Acquiror have required that the Stockholder agree, and in order to induce Parent and Acquiror to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and subject to the prior approval of this Agreement by the Board of Directors of the Company, the Stockholder agrees as follows:

        1.    Covenants of Stockholder.    Until the termination of this Agreement in accordance with Section 4:

          (a)  The Stockholder shall attend the Stockholder Meeting, in person or by proxy, and at the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b)  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation, as amended, or Amended and Restated Bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company.

1

  The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c)  The Stockholder agrees not to, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person; (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions; or (iii) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby. Notwithstanding the foregoing, this Agreement shall not prohibit a Transfer of Company Common Stock by Stockholder (i) to any member of his immediate family, or to a trust for the benefit of Stockholder or any member of his immediate family; (ii) on the death of Stockholder; or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and Acquiror, to be bound by the terms of this Agreement.

          (d)  The Stockholder shall not, nor shall the Stockholder authorize any investment banker, attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

          (e)  The Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Acquiror in doing, all things reasonably necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

          (f)    In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Stockholder's ownership of the Company's capital stock or other securities or (ii) a Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Subject Shares hereunder.

          (g)  The Stockholder agrees to promptly notify Acquiror in writing of the nature and amount of any acquisition, or any other transaction which has the effect of increasing the number of shares held directly or beneficially by such Stockholder, of any voting securities of the Company acquired by such Stockholder after the date hereof.

        2.    Irrevocable Proxy.

          (a)    Grant of Proxy.    Stockholder hereby appoints Acquiror and any designee of Acquiror, each of them individually, Stockholder's proxy and attorney-in-fact, with full power of substitution

2

  and resubstitution, to vote or act by written consent with respect to all of the Subject Shares which it has the right to vote (i) in accordance with Section 1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 1. This proxy is given to secure the performance of the duties of Stockholder under this Agreement and its existence will not be deemed to relieve Stockholder of its obligations under Section 1. Stockholder affirms that this proxy is coupled with an interest and is irrevocable (to the fullest extent permitted by law) until termination of this Agreement pursuant to Section 4, whereupon such proxy and power of attorney shall automatically terminate. Stockholder will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. For Subject Shares as to which Stockholder is the beneficial but not the record owner, Stockholder will use reasonable best efforts to cause any record owner of such Subject Shares to grant to Acquiror a proxy to the same effect as that contained herein.

          (b)    Other Proxies Revoked.    Stockholder represents that any proxy heretofore given in respect of the Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

        3.    Representations and Warranties.    The Stockholder represents and warrants to Acquiror as follows:

          (a)  As of the date of this Agreement: (a) the Stockholder is the record owner of, and has good and marketable title to, the number of Subject Shares set forth under the heading "Subject Shares Held of Record" on the signature page hereof; and (b) Stockholder is the Beneficial Owner of the number of Subject Shares set forth under the heading "Additional Subject Shares Beneficially Owned" on the signature page hereof. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition, with respect to the Subject Shares set forth under the heading "Subject Shares Held of Record." None of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

          (b)  This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Acquiror, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of laws governing specific performance, injunctive relief and other equitable relief. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require any regulatory filing or approval.

          (c)  The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which each Stockholder agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) the Stockholder's certificate of incorporation, certificate of limited partnership, articles of organization, operating agreement, partnership agreement or similar constituent documents, (ii) any material contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound, (iii) any injunction judgment, writ, decree, order or ruling applicable to the Stockholder or (iv) any law, statute, rule or regulation applicable to the Stockholder; except in the case of clauses (ii) and

3

  (iii) for violations, breaches or defaults that would not (1) impair the ability of the Stockholder to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated hereby.

          (d)  Except as set forth in Section 3.28 of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of the Stockholder that is or will be payable by the Company or any of its Subsidiaries.

        4.    Termination.    The obligations of the Stockholder hereunder shall terminate on the earlier to occur of (i) the termination of the Merger Agreement pursuant to Section 7.1 thereof and (ii) the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason, Sections 7, 8, 9, 10, 11 and 12 and this Section 4 will survive any termination of this Agreement indefinitely.

        5.    Further Assurances.    The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

        6.    Successors, Assigns and Transferees Bound.    Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

        7.    Remedies.    The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Acquiror irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Acquiror, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

        8.    Severability.    The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

        9.    Amendment.    This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Acquiror.

        10.    Jurisdiction.    Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or the California state courts located in the City and County of San Francisco in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

        11.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        12.    Notice.    All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the

4

party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          (a)  if to Parent or Acquiror, to:

      1220 Acquisition Corporation
      Attention: General Counsel
      Facsimile No.: (519) 888-0677

      with copies to:

      Farella Braun + Martel LLP
      235 Montgomery Street
      San Francisco, California 94104
      Attention: Mark S. Anderson, Esq.
      Facsimile No.: 415-954-4480

          (b)  if to the Stockholder to:

      ONSET Enterprise Associates III, L.P.
      ONSET Ventures
      2400 Sand Hill Road, Suite 150
      Menlo Park, CA 94025

      Attention: Beatrice Pezino
      Facsimile No.: (650) 529-0777

        13.    Capitalized Terms.    Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

        14.    Counterparts.    For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.    No Limitation on Actions of the Stockholder as Director.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

5

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ TERRY L. OPDENDYK
ONSET ENTERPRISE ASSOCIATES III, L.P.
Name:	Terry L. Opdendyk
Title:	Managing Director OEA III Management, LLC The General Partner of ONSET Enterprise Associates III, L.P.
Number of Subject Shares Held of Record	Additional Subject Shares Beneficially Owned
429,404	0
OPEN TEXT CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

1220 ACQUISITION CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

Approved For Purposes of Section 203 of the Delaware General Corporation Law:

ELOQUENT, INC.

By:	/s/ CLIFFORD REID
Name: Title:	Clifford Reid Chairman

6

STOCKHOLDER AGREEMENT

        STOCKHOLDER AGREEMENT, dated as of January 8, 2003 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of Eloquent, Inc., a Delaware corporation (the "Company"), for the benefit of Open Text Corporation, a corporation formed under the laws of Ontario ("Parent") and 1220 Acquisition Corporation, a Delaware corporation ("Acquiror").

RECITALS

        WHEREAS, Parent, Acquiror and the Company are entering into the Agreement and Plan of Merger, dated as of January 8, 2003 (the "Merger Agreement"), which provides (subject to the conditions set forth therein) for the merger of Acquiror with and into the Company;

        WHEREAS, the Stockholder is the record owner and is the beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Beneficial Owner") of that number of shares of common stock, par value $.001 per share, of the Company ("Company Common Stock"), appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

        WHEREAS, as a condition to its willingness to enter into this Agreement, Parent and Acquiror have required that the Board of Directors of the Company, and in order to induce Parent and Acquiror to enter into this Agreement, the Board of Directors of the Company has approved this Agreement; and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent and Acquiror have required that the Stockholder agree, and in order to induce Parent and Acquiror to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and subject to the prior approval of this Agreement by the Board of Directors of the Company, the Stockholder agrees as follows:

        1.    Covenants of Stockholder.    Until the termination of this Agreement in accordance with Section 4:

          (a)  The Stockholder shall attend the Stockholder Meeting, in person or by proxy, and at the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b)  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation, as amended, or Amended and Restated Bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company.

1

  The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c)  The Stockholder agrees not to, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person; (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions; or (iii) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby. Notwithstanding the foregoing, this Agreement shall not prohibit a Transfer of Company Common Stock by Stockholder (i) to any member of his immediate family, or to a trust for the benefit of Stockholder or any member of his immediate family; (ii) on the death of Stockholder; or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and Acquiror, to be bound by the terms of this Agreement.

          (d)  The Stockholder shall not, nor shall the Stockholder authorize any investment banker, attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

          (e)  The Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Acquiror in doing, all things reasonably necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

          (f)    In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Stockholder's ownership of the Company's capital stock or other securities or (ii) a Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Subject Shares hereunder.

          (g)  The Stockholder agrees to promptly notify Acquiror in writing of the nature and amount of any acquisition, or any other transaction which has the effect of increasing the number of shares held directly or beneficially by such Stockholder, of any voting securities of the Company acquired by such Stockholder after the date hereof.

        2.    Irrevocable Proxy.

          (a)    Grant of Proxy.    Stockholder hereby appoints Acquiror and any designee of Acquiror, each of them individually, Stockholder's proxy and attorney-in-fact, with full power of substitution

2

  and resubstitution, to vote or act by written consent with respect to all of the Subject Shares which it has the right to vote (i) in accordance with Section 1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 1. This proxy is given to secure the performance of the duties of Stockholder under this Agreement and its existence will not be deemed to relieve Stockholder of its obligations under Section 1. Stockholder affirms that this proxy is coupled with an interest and is irrevocable (to the fullest extent permitted by law) until termination of this Agreement pursuant to Section 4, whereupon such proxy and power of attorney shall automatically terminate. Stockholder will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. For Subject Shares as to which Stockholder is the beneficial but not the record owner, Stockholder will use reasonable best efforts to cause any record owner of such Subject Shares to grant to Acquiror a proxy to the same effect as that contained herein.

          (b)    Other Proxies Revoked.    Stockholder represents that any proxy heretofore given in respect of the Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

        3.    Representations and Warranties.    The Stockholder represents and warrants to Acquiror as follows:

          (a)  As of the date of this Agreement: (a) the Stockholder is the record owner of, and has good and marketable title to, the number of Subject Shares set forth under the heading "Subject Shares Held of Record" on the signature page hereof; and (b) Stockholder is the Beneficial Owner of the number of Subject Shares set forth under the heading "Additional Subject Shares Beneficially Owned" on the signature page hereof. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition, with respect to the Subject Shares set forth under the heading "Subject Shares Held of Record." None of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

          (b)  This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Acquiror, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of laws governing specific performance, injunctive relief and other equitable relief. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require any regulatory filing or approval.

          (c)  The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which each Stockholder agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) the Stockholder's certificate of incorporation, certificate of limited partnership, articles of organization, operating agreement, partnership agreement or similar constituent documents, (ii) any material contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound, (iii) any injunction judgment, writ, decree, order or ruling applicable to the Stockholder or (iv) any law, statute, rule or regulation applicable to the Stockholder; except in the case of clauses (ii) and

3

  (iii) for violations, breaches or defaults that would not (1) impair the ability of the Stockholder to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated hereby.

          (d)  Except as set forth in Section 3.28 of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of the Stockholder that is or will be payable by the Company or any of its Subsidiaries.

        4.    Termination.    The obligations of the Stockholder hereunder shall terminate on the earlier to occur of (i) the termination of the Merger Agreement pursuant to Section 7.1 thereof and (ii) the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason, Sections 7, 8, 9, 10, 11 and 12 and this Section 4 will survive any termination of this Agreement indefinitely.

        5.    Further Assurances.    The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

        6.    Successors, Assigns and Transferees Bound.    Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

        7.    Remedies.    The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Acquiror irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Acquiror, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

        8.    Severability.    The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

        9.    Amendment.    This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Acquiror.

        10.    Jurisdiction.    Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or the California state courts located in the City and County of San Francisco in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

        11.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        12.    Notice.    All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the

4

party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          (a)  if to Parent or Acquiror, to:

      1220 Acquisition Corporation
      Attention: General Counsel
      Facsimile No.: (519) 888-0677

      with copies to:

      Farella Braun + Martel LLP
      235 Montgomery Street
      San Francisco, California 94104
      Attention: Mark S. Anderson, Esq.
      Facsimile No.: 415-954-4480

          (b)  if to the Stockholder to:

      ONSET Venture Services Corporation
      ONSET Ventures
      2400 Sand Hill Road, Suite 150
      Menlo Park, CA 94025

      Attention: Beatrice Pezino
      Facsimile No.: (650) 529-0777

        13.    Capitalized Terms.    Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

        14.    Counterparts.    For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.    No Limitation on Actions of the Stockholder as Director.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

5

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ TERRY L. OPDENDYK
ONSET VENTURE SERVICES CORPORATION
Name:	Terry L. Opdendyk
Title:	Chairman
Number of Subject Shares Held of Record	Additional Subject Shares Beneficially Owned
0	85,000
OPEN TEXT CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

1220 ACQUISITION CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

Approved For Purposes of Section 203 of the Delaware General Corporation Law:

ELOQUENT, INC.

By:	/s/ CLIFFORD REID
Name: Title:	Clifford Reid Chairman

6

STOCKHOLDER AGREEMENT

        STOCKHOLDER AGREEMENT, dated as of January 8, 2003 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of Eloquent, Inc., a Delaware corporation (the "Company"), for the benefit of Open Text Corporation, a corporation formed under the laws of Ontario ("Parent") and 1220 Acquisition Corporation, a Delaware corporation ("Acquiror").

RECITALS

        WHEREAS, Parent, Acquiror and the Company are entering into the Agreement and Plan of Merger, dated as of January 8, 2003 (the "Merger Agreement"), which provides (subject to the conditions set forth therein) for the merger of Acquiror with and into the Company;

        WHEREAS, the Stockholder is the record owner and is the beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Beneficial Owner") of that number of shares of common stock, par value $.001 per share, of the Company ("Company Common Stock"), appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

        WHEREAS, as a condition to its willingness to enter into this Agreement, Parent and Acquiror have required that the Board of Directors of the Company, and in order to induce Parent and Acquiror to enter into this Agreement, the Board of Directors of the Company has approved this Agreement; and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent and Acquiror have required that the Stockholder agree, and in order to induce Parent and Acquiror to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and subject to the prior approval of this Agreement by the Board of Directors of the Company, the Stockholder agrees as follows:

        1.    Covenants of Stockholder.    Until the termination of this Agreement in accordance with Section 4:

          (a)  The Stockholder shall attend the Stockholder Meeting, in person or by proxy, and at the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b)  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation, as amended, or Amended and Restated Bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company.

1

  The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c)  The Stockholder agrees not to, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person; (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions; or (iii) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby. Notwithstanding the foregoing, this Agreement shall not prohibit a Transfer of Company Common Stock by Stockholder (i) to any member of his immediate family, or to a trust for the benefit of Stockholder or any member of his immediate family; (ii) on the death of Stockholder; or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and Acquiror, to be bound by the terms of this Agreement.

          (d)  The Stockholder shall not, nor shall the Stockholder authorize any investment banker, attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

          (e)  The Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Acquiror in doing, all things reasonably necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

          (f)    In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Stockholder's ownership of the Company's capital stock or other securities or (ii) a Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Subject Shares hereunder.

          (g)  The Stockholder agrees to promptly notify Acquiror in writing of the nature and amount of any acquisition, or any other transaction which has the effect of increasing the number of shares held directly or beneficially by such Stockholder, of any voting securities of the Company acquired by such Stockholder after the date hereof.

        2.    Irrevocable Proxy.

          (a)    Grant of Proxy.    Stockholder hereby appoints Acquiror and any designee of Acquiror, each of them individually, Stockholder's proxy and attorney-in-fact, with full power of substitution

2

  and resubstitution, to vote or act by written consent with respect to all of the Subject Shares which it has the right to vote (i) in accordance with Section 1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 1. This proxy is given to secure the performance of the duties of Stockholder under this Agreement and its existence will not be deemed to relieve Stockholder of its obligations under Section 1. Stockholder affirms that this proxy is coupled with an interest and is irrevocable (to the fullest extent permitted by law) until termination of this Agreement pursuant to Section 4, whereupon such proxy and power of attorney shall automatically terminate. Stockholder will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. For Subject Shares as to which Stockholder is the beneficial but not the record owner, Stockholder will use reasonable best efforts to cause any record owner of such Subject Shares to grant to Acquiror a proxy to the same effect as that contained herein.

          (b)    Other Proxies Revoked.    Stockholder represents that any proxy heretofore given in respect of the Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

          3.    Representations and Warranties.    The Stockholder represents and warrants to Acquiror as follows:

          (a)  As of the date of this Agreement: (a) the Stockholder is the record owner of, and has good and marketable title to, the number of Subject Shares set forth under the heading "Subject Shares Held of Record" on the signature page hereof; and (b) Stockholder is the Beneficial Owner of the number of Subject Shares set forth under the heading "Additional Subject Shares Beneficially Owned" on the signature page hereof. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition, with respect to the Subject Shares set forth under the heading "Subject Shares Held of Record." None of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

          (b)  This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Acquiror, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of laws governing specific performance, injunctive relief and other equitable relief. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require any regulatory filing or approval.

          (c)  The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which each Stockholder agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) the Stockholder's certificate of incorporation, certificate of limited partnership, articles of organization, operating agreement, partnership agreement or similar constituent documents, (ii) any material contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound, (iii) any injunction judgment, writ, decree, order or ruling applicable to the Stockholder or (iv) any law, statute, rule or regulation applicable to the Stockholder; except in the case of clauses (ii) and

3

  (iii) for violations, breaches or defaults that would not (1) impair the ability of the Stockholder to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated hereby.

          (d)  Except as set forth in Section 3.28 of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of the Stockholder that is or will be payable by the Company or any of its Subsidiaries.

        4.    Termination.    The obligations of the Stockholder hereunder shall terminate on the earlier to occur of (i) the termination of the Merger Agreement pursuant to Section 7.1 thereof and (ii) the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason, Sections 7, 8, 9, 10, 11 and 12 and this Section 4 will survive any termination of this Agreement indefinitely.

        5.    Further Assurances.    The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

        6.    Successors, Assigns and Transferees Bound.    Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

        7.    Remedies.    The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Acquiror irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Acquiror, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

        8.    Severability.    The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

        9.    Amendment.    This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Acquiror.

        10.    Jurisdiction.    Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or the California state courts located in the City and County of San Francisco in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

        11.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        12.    Notice.    All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the

4

party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          (a)  if to Parent or Acquiror, to:

      1220 Acquisition Corporation
      Attention: General Counsel
      Facsimile No.: (519) 888-0677

      with copies to:

      Farella Braun + Martel LLP
      235 Montgomery Street
      San Francisco, California 94104
      Attention: Mark S. Anderson, Esq.
      Facsimile No.: 415-954-4480

          (b)  if to the Stockholder to:

      Terry L. Opdendyk
      ONSET Ventures
      2400 Sand Hill Road, Suite 150
      Menlo Park, CA 94025

        13.    Capitalized Terms.    Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

        14.    Counterparts.    For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.    No Limitation on Actions of the Stockholder as Director.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

5

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ TERRY L. OPDENDYK TERRY L. OPDENDYK
Number of Subject Shares Held of Record	Additional Subject Shares Beneficially Owned
76,990	2,182,507
OPEN TEXT CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

1220 ACQUISITION CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

Approved For Purposes of Section 203 of the Delaware General Corporation Law:

ELOQUENT, INC.

By:	/s/ CLIFFORD REID
Name: Title:	Clifford Reid Chairman

6

STOCKHOLDER AGREEMENT

        STOCKHOLDER AGREEMENT, dated as of January 8, 2003 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of Eloquent, Inc., a Delaware corporation (the "Company"), for the benefit of Open Text Corporation, a corporation formed under the laws of Ontario ("Parent") and 1220 Acquisition Corporation, a Delaware corporation ("Acquiror").

RECITALS

        WHEREAS, Parent, Acquiror and the Company are entering into the Agreement and Plan of Merger, dated as of January 8, 2003 (the "Merger Agreement"), which provides (subject to the conditions set forth therein) for the merger of Acquiror with and into the Company;

        WHEREAS, the Stockholder is the record owner and is the beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Beneficial Owner") of that number of shares of common stock, par value $.001 per share, of the Company ("Company Common Stock"), appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

        WHEREAS, as a condition to its willingness to enter into this Agreement, Parent and Acquiror have required that the Board of Directors of the Company, and in order to induce Parent and Acquiror to enter into this Agreement, the Board of Directors of the Company has approved this Agreement; and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent and Acquiror have required that the Stockholder agree, and in order to induce Parent and Acquiror to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and subject to the prior approval of this Agreement by the Board of Directors of the Company, the Stockholder agrees as follows:

        1.    Covenants of Stockholder.    Until the termination of this Agreement in accordance with Section 4:

          (a)  The Stockholder shall attend the Stockholder Meeting, in person or by proxy, and at the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b)  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation, as amended, or Amended and Restated Bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company.

1

  The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c)  The Stockholder agrees not to, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person; (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions; or (iii) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby. Notwithstanding the foregoing, this Agreement shall not prohibit a Transfer of Company Common Stock by Stockholder (i) to any member of his immediate family, or to a trust for the benefit of Stockholder or any member of his immediate family; (ii) on the death of Stockholder; or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and Acquiror, to be bound by the terms of this Agreement.

          (d)  The Stockholder shall not, nor shall the Stockholder authorize any investment banker, attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

          (e)  The Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Acquiror in doing, all things reasonably necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

          (f)    In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Stockholder's ownership of the Company's capital stock or other securities or (ii) a Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Subject Shares hereunder.

          (g)  The Stockholder agrees to promptly notify Acquiror in writing of the nature and amount of any acquisition, or any other transaction which has the effect of increasing the number of shares held directly or beneficially by such Stockholder, of any voting securities of the Company acquired by such Stockholder after the date hereof.

        2.    Irrevocable Proxy.

          (a)    Grant of Proxy.    Stockholder hereby appoints Acquiror and any designee of Acquiror, each of them individually, Stockholder's proxy and attorney-in-fact, with full power of substitution

2

  and resubstitution, to vote or act by written consent with respect to all of the Subject Shares which it has the right to vote (i) in accordance with Section 1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 1. This proxy is given to secure the performance of the duties of Stockholder under this Agreement and its existence will not be deemed to relieve Stockholder of its obligations under Section 1. Stockholder affirms that this proxy is coupled with an interest and is irrevocable (to the fullest extent permitted by law) until termination of this Agreement pursuant to Section 4, whereupon such proxy and power of attorney shall automatically terminate. Stockholder will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. For Subject Shares as to which Stockholder is the beneficial but not the record owner, Stockholder will use reasonable best efforts to cause any record owner of such Subject Shares to grant to Acquiror a proxy to the same effect as that contained herein.

          (b)    Other Proxies Revoked.    Stockholder represents that any proxy heretofore given in respect of the Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

        3.    Representations and Warranties.    The Stockholder represents and warrants to Acquiror as follows:

          (a)  As of the date of this Agreement: (a) the Stockholder is the record owner of, and has good and marketable title to, the number of Subject Shares set forth under the heading "Subject Shares Held of Record" on the signature page hereof; and (b) Stockholder is the Beneficial Owner of the number of Subject Shares set forth under the heading "Additional Subject Shares Beneficially Owned" on the signature page hereof. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition, with respect to the Subject Shares set forth under the heading "Subject Shares Held of Record." None of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

          (b)  This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Acquiror, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of laws governing specific performance, injunctive relief and other equitable relief. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require any regulatory filing or approval.

          (c)  The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which each Stockholder agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) the Stockholder's certificate of incorporation, certificate of limited partnership, articles of organization, operating agreement, partnership agreement or similar constituent documents, (ii) any material contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound, (iii) any injunction judgment, writ, decree, order or ruling applicable to the Stockholder or (iv) any law, statute, rule or regulation applicable to the Stockholder; except in the case of clauses (ii) and

3

  (iii) for violations, breaches or defaults that would not (1) impair the ability of the Stockholder to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated hereby.

          (d)  Except as set forth in Section 3.28 of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of the Stockholder that is or will be payable by the Company or any of its Subsidiaries.

        4.    Termination.    The obligations of the Stockholder hereunder shall terminate on the earlier to occur of (i) the termination of the Merger Agreement pursuant to Section 7.1 thereof and (ii) the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason, Sections 7, 8, 9, 10, 11 and 12 and this Section 4 will survive any termination of this Agreement indefinitely.

        5.    Further Assurances.    The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

        6.    Successors, Assigns and Transferees Bound.    Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

        7.    Remedies.    The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Acquiror irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Acquiror, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

        8.    Severability.    The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

        9.    Amendment.    This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Acquiror.

        10.    Jurisdiction.    Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or the California state courts located in the City and County of San Francisco in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

        11.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        12.    Notice.    All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the

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party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          (a)  if to Parent or Acquiror, to:

      1220 Acquisition Corporation
      Attention: General Counsel
      Facsimile No.: (519) 888-0677

      with copies to:

      Farella Braun + Martel LLP
      235 Montgomery Street
      San Francisco, California 94104
      Attention: Mark S. Anderson, Esq.
      Facsimile No.: 415-954-4480

          (b)  if to the Stockholder to:

      Clifford Reid, Ph.D.
      151 Blackburn Terrace
      Pacifica, CA 94044

        13.    Capitalized Terms.    Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

        14.    Counterparts.    For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.    No Limitation on Actions of the Stockholder as Director.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ CLIFFORD REID, PH.D CLIFFORD REID, PH.D
Number of Subject Shares Held of Record	Additional Subject Shares Beneficially Owned
2,108,314	325,000
OPEN TEXT CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

1220 ACQUISITION CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

Approved For Purposes of Section 203 of the Delaware General Corporation Law:

ELOQUENT, INC.

By:	/s/ CLIFFORD REID
Name: Title:	Clifford Reid Chairman

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STOCKHOLDER AGREEMENT

        STOCKHOLDER AGREEMENT, dated as of January 8, 2003 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of Eloquent, Inc., a Delaware corporation (the "Company"), for the benefit of Open Text Corporation, a corporation formed under the laws of Ontario ("Parent") and 1220 Acquisition Corporation, a Delaware corporation ("Acquiror").

RECITALS

        WHEREAS, Parent, Acquiror and the Company are entering into the Agreement and Plan of Merger, dated as of January 8, 2003 (the "Merger Agreement"), which provides (subject to the conditions set forth therein) for the merger of Acquiror with and into the Company;

        WHEREAS, the Stockholder is the record owner and is the beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Beneficial Owner") of that number of shares of common stock, par value $.001 per share, of the Company ("Company Common Stock"), appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

        WHEREAS, as a condition to its willingness to enter into this Agreement, Parent and Acquiror have required that the Board of Directors of the Company, and in order to induce Parent and Acquiror to enter into this Agreement, the Board of Directors of the Company has approved this Agreement; and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent and Acquiror have required that the Stockholder agree, and in order to induce Parent and Acquiror to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and subject to the prior approval of this Agreement by the Board of Directors of the Company, the Stockholder agrees as follows:

        1.    Covenants of Stockholder.    Until the termination of this Agreement in accordance with Section 4:

          (a)  The Stockholder shall attend the Stockholder Meeting, in person or by proxy, and at the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b)  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation, as amended, or Amended and Restated Bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company.

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  The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c)  The Stockholder agrees not to, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person; (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions; or (iii) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby. Notwithstanding the foregoing, this Agreement shall not prohibit a Transfer of Company Common Stock by Stockholder (i) to any member of his immediate family, or to a trust for the benefit of Stockholder or any member of his immediate family; (ii) on the death of Stockholder; or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and Acquiror, to be bound by the terms of this Agreement.

          (d)  The Stockholder shall not, nor shall the Stockholder authorize any investment banker, attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

          (e)  The Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Acquiror in doing, all things reasonably necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

          (f)    In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Stockholder's ownership of the Company's capital stock or other securities or (ii) a Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Subject Shares hereunder.

          (g)  The Stockholder agrees to promptly notify Acquiror in writing of the nature and amount of any acquisition, or any other transaction which has the effect of increasing the number of shares held directly or beneficially by such Stockholder, of any voting securities of the Company acquired by such Stockholder after the date hereof.

        2.    Irrevocable Proxy.

          (a)    Grant of Proxy.    Stockholder hereby appoints Acquiror and any designee of Acquiror, each of them individually, Stockholder's proxy and attorney-in-fact, with full power of substitution

2

  and resubstitution, to vote or act by written consent with respect to all of the Subject Shares which it has the right to vote (i) in accordance with Section 1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 1. This proxy is given to secure the performance of the duties of Stockholder under this Agreement and its existence will not be deemed to relieve Stockholder of its obligations under Section 1. Stockholder affirms that this proxy is coupled with an interest and is irrevocable (to the fullest extent permitted by law) until termination of this Agreement pursuant to Section 4, whereupon such proxy and power of attorney shall automatically terminate. Stockholder will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. For Subject Shares as to which Stockholder is the beneficial but not the record owner, Stockholder will use reasonable best efforts to cause any record owner of such Subject Shares to grant to Acquiror a proxy to the same effect as that contained herein.

          (b)    Other Proxies Revoked.    Stockholder represents that any proxy heretofore given in respect of the Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

        3.    Representations and Warranties.    The Stockholder represents and warrants to Acquiror as follows:

          (a)  As of the date of this Agreement: (a) the Stockholder is the record owner of, and has good and marketable title to, the number of Subject Shares set forth under the heading "Subject Shares Held of Record" on the signature page hereof; and (b) Stockholder is the Beneficial Owner of the number of Subject Shares set forth under the heading "Additional Subject Shares Beneficially Owned" on the signature page hereof. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition, with respect to the Subject Shares set forth under the heading "Subject Shares Held of Record." None of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

          (b)  This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Acquiror, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of laws governing specific performance, injunctive relief and other equitable relief. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require any regulatory filing or approval.

          (c)  The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which each Stockholder agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) the Stockholder's certificate of incorporation, certificate of limited partnership, articles of organization, operating agreement, partnership agreement or similar constituent documents, (ii) any material contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound, (iii) any injunction judgment, writ, decree, order or ruling applicable to the Stockholder or (iv) any law, statute, rule or regulation applicable to the Stockholder; except in the case of clauses (ii) and

3

  (iii) for violations, breaches or defaults that would not (1) impair the ability of the Stockholder to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated hereby.

          (d)  Except as set forth in Section 3.28 of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of the Stockholder that is or will be payable by the Company or any of its Subsidiaries.

        4.    Termination.    The obligations of the Stockholder hereunder shall terminate on the earlier to occur of (i) the termination of the Merger Agreement pursuant to Section 7.1 thereof and (ii) the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason, Sections 7, 8, 9, 10, 11 and 12 and this Section 4 will survive any termination of this Agreement indefinitely.

        5.    Further Assurances.    The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

        6.    Successors, Assigns and Transferees Bound.    Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

        7.    Remedies.    The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Acquiror irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Acquiror, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

        8.    Severability.    The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

        9.    Amendment.    This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Acquiror.

        10.    Jurisdiction.    Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or the California state courts located in the City and County of San Francisco in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

        11.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        12.    Notice.    All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the

4

party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          (a)  if to Parent or Acquiror, to:

      1220 Acquisition Corporation
      Attention: General Counsel
      Facsimile No.: (519) 888-0677

      with copies to:

      Farella Braun + Martel LLP
      235 Montgomery Street
      San Francisco, California 94104
      Attention: Mark S. Anderson, Esq.
      Facsimile No.: 415-954-4480

          (b)  if to the Stockholder to:

      Vail Fishing Partners
      6201 Ward Parkway
      Kansas City, Missouri 64113

      Attention: Michael E. Herman

        13.    Capitalized Terms.    Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

        14.    Counterparts.    For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.    No Limitation on Actions of the Stockholder as Director.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VAIL FISHING PARTNERS

By:	/s/ MICHAEL E. HERMAN
Name:	Michael E. Herman
Title:	General Manager
Number of Subject Shares Held of Record	Additional Subject Shares Beneficially Owned
29,100	0
OPEN TEXT CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

1220 ACQUISITION CORPORATION

By:	/s/ SHELDON POLANSKY
	Name: Title:	Sheldon Polansky Secretary

Approved For Purposes of Section 203 of the Delaware General Corporation Law:

ELOQUENT, INC.

By:	/s/ CLIFFORD REID
Name: Title:	Clifford Reid Chairman

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QuickLinks

  Item 1. SECURITY AND ISSUER
  Item 2. IDENTITY AND BACKGROUND
  Item 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION
  Item 4. PURPOSE OF TRANSACTION
  Item 5. INTEREST IN SECURITIES OF THE ISSUER
  Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER
  Item 7. MATERIAL TO BE FILED AS EXHIBITS
Signature
APPENDIX I Directors and Executive Officers of Open Text Corporation
AGREEMENT AND PLAN OF MERGER AMONG OPEN TEXT CORPORATION, 1220 ACQUISITION CORPORATION AND ELOQUENT, INC. DATED AS OF JANUARY 8, 2003
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
I. THE MERGER
II. REPRESENTATIONS AND WARRANTIES OF ACQUIROR
III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
IV. COVENANTS RELATING TO CONDUCT OF BUSINESS
V. ADDITIONAL AGREEMENTS
VI. CONDITIONS PRECEDENT TO THE MERGER
VII. TERMINATION, AMENDMENT AND WAIVER
VIII. ACTIONS BY THE PARTIES AFTER THE CLOSING
IX. GENERAL PROVISIONS
EXHIBIT A Stockholder Agreement
EXHIBIT B Escrow Agreement
EXHIBIT C IPO Litigation Undertaking
STOCKHOLDER AGREEMENT
STOCKHOLDER AGREEMENT
STOCKHOLDER AGREEMENT
STOCKHOLDER AGREEMENT
STOCKHOLDER AGREEMENT
STOCKHOLDER AGREEMENT
STOCKHOLDER AGREEMENT
STOCKHOLDER AGREEMENT
STOCKHOLDER AGREEMENT
STOCKHOLDER AGREEMENT
STOCKHOLDER AGREEMENT
STOCKHOLDER AGREEMENT
STOCKHOLDER AGREEMENT